EXHIBIT 10.1

REVOLVING CREDIT
AND
SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
(AS LENDER AND AS AGENT)

WITH

NN, INC.
(AS BORROWER)

December 30, 2024

i

	3.5.	Computation of Interest and Fees	71
	3.6.	Maximum Charges	71
	3.7.	Increased Costs	72
	3.8.	Alternate Rate of Interest	72
	3.9.	Capital Adequacy	82
	3.10.	Taxes	83
	3.11.	Replacement of Lenders	85
IV.	COLLATERAL: GENERAL TERMS		85
	4.1.	Security Interest in the Collateral	85
	4.2.	Perfection of Security Interest	86
	4.3.	Preservation of Collateral	86
	4.4.	Ownership and Location of Collateral	87
	4.5.	Defense of Agent’s and Lenders’ Interests	87
	4.6.	Inspection of Premises	88
	4.7.	Appraisals	88
	4.8.	Receivables; Deposit Accounts and Securities Accounts	88
	4.9.	Inventory	91
	4.10.	Maintenance of Equipment	91
	4.11.	Exculpation of Liability	91
	4.12.	Financing Statements	91
V.	REPRESENTATIONS AND WARRANTIES.		92
	5.1.	Authority	92
	5.2.	Formation and Qualification	92
	5.3.	Survival of Representations and Warranties	92
	5.4.	Tax Returns	93
	5.5.	Financial Statements.	93
	5.6.	Entity Names	93
	5.7.	O.S.H.A. Environmental Compliance; Flood Insurance.	94
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	95
	5.9.	Patents, Trademarks, Copyrights and Licenses	96
	5.10.	Licenses and Permits	96
	5.11.	Default of Indebtedness	96
	5.12.	No Default	96
	5.13.	No Burdensome Restrictions	96
	5.14.	No Labor Disputes	97
	5.15.	Margin Regulations	97
	5.16.	Investment Company Act	97
	5.17.	Disclosure	97
	5.18.	Delivery of Subordinated Loan Documents	97
	5.19.	Delivery of Acquisition Agreement	97

	5.20.	Swaps	98
	5.21.	Business and Property of Borrowers	98
	5.22.	Ineligible Securities	98
	5.23.	Federal Securities Laws	98
	5.24.	Equity Interests	98
	5.25.	Commercial Tort Claims	98
	5.26.	Letter of Credit Rights	98
	5.27.	Material Contracts	98
	5.28.	Certificate of Beneficial Ownership	99
	5.29.	Sanctions and other Anti-Terrorism Laws	99
	5.30.	Anti-Corruption Laws	99
VI.	AFFIRMATIVE COVENANTS		99
	6.1.	Compliance with Laws	99
	6.2.	Conduct of Business and Maintenance of Existence and Assets	99
	6.3.	Books and Records	100
	6.4.	Payment of Taxes	100
	6.5.	Financial Covenants	100
	6.6.	Insurance	101
	6.7.	Payment of Indebtedness and Leasehold Obligations	102
	6.8.	Environmental Matters.	102
	6.9.	Standards of Financial Statements	103
	6.10.	Federal Securities Laws	104
	6.11.	Execution of Supplemental Instruments	104
	6.12.	Exercise of Rights	104
	6.13.	Government Receivables	104
	6.14.	Membership / Partnership Interests	104
	6.15.	Keepwell	104
	6.16.	Certificate of Beneficial Ownership and Other Additional Information	105
	6.17.	Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws	105
VII.	NEGATIVE COVENANTS		105
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	105
	7.2.	Creation of Liens	106
	7.3.	Guarantees	106
	7.4.	Investments	106
	7.5.	Loans	106
	7.6.	Capital Expenditures	106
	7.7.	Dividends	106
	7.8.	Indebtedness	107
	7.9.	Nature of Business	107
	7.10.	Transactions with Affiliates	107
	7.11.	Leases	107

	7.12.	Subsidiaries	107
	7.13.	Fiscal Year and Accounting Changes	108
	7.14.	Pledge of Credit	108
	7.15.	Amendment of Organizational Documents	108
	7.16.	Compliance with ERISA	108
	7.17.	Prepayment of Indebtedness	109
	7.18.	Sanctions and other Anti-Terrorism Laws	109
	7.19.	Anti-Corruption Laws	109
	7.20.	Subordinated Loan	109
	7.21.	Other Agreements	109
VIII.	CONDITIONS PRECEDENT		109
	8.1.	Conditions to Initial Advances	109
	8.2.	Conditions to Each Advance	114
IX.	INFORMATION AS TO BORROWERS		115
	9.1.	Disclosure of Material Matters	115
	9.2.	Schedules	115
	9.3.	Environmental Reports	116
	9.4.	Litigation	116
	9.5.	Material Occurrences	116
	9.6.	Government Receivables	117
	9.7.	Annual Financial Statements	117
	9.8.	Quarterly Financial Statements	117
	9.9.	Monthly Financial Statements	118
	9.10.	Other Reports	118
	9.11.	Additional Information	118
	9.12.	Projected Operating Budget	118
	9.13.	Variances From Operating Budget	118
	9.14.	Notice of Suits, Adverse Events	119
	9.15.	ERISA Notices and Requests	119
	9.16.	Additional Documents	119
	9.17.	Updates to Certain Schedules	119
	9.18.	Financial Disclosure	120
X.	EVENTS OF DEFAULT.		120
	10.1.	Nonpayment	120
	10.2.	Breach of Representation	120
	10.3.	Financial Information	120
	10.4.	Judicial Actions and Seizures	120
	10.5.	Noncompliance	121
	10.6.	Judgments	121
	10.7.	Bankruptcy	121
	10.8.	Material Adverse Effect	121

	10.9.	Lien Priority	121
	10.10.	Subordinated Loan Default	122
	10.11.	Cross Default	122
	10.12.	Breach of Guaranty or Pledge Agreement	122
	10.13.	Change of Control	122
	10.14.	Invalidity	122
	10.15.	Operations	122
	10.16.	Pension Plans	122
	10.17.	Anti-Money Laundering/International Trade Law Compliance	123
XI.	LENDERS' RIGHT AND REMEDIES AFTER DEFAULT		123
	11.1	Rights and Remedies.	123
	11.2.	Agent’s Discretion	124
	11.3.	Setoff	125
	11.4.	Rights and Remedies not Exclusive	125
	11.5.	Allocation of Payments After Event of Default	125
XII.	WAIVERS AND JUDICIAL PROCEEDINGS		127
	12.1.	Waiver of Notice	127
	12.2.	Delay	127
	12.3.	Jury Waiver	127
XIII.	PREPAYMENT AND TERMINATION		127
	13.1.	Prepayment	127
	13.2.	Termination	128
XIV.	REGARDING AGENT		128
	14.1.	Appointment	128
	14.2.	Nature of Duties	129
	14.3.	Lack of Reliance on Agent	129
	14.4.	Resignation of Agent; Successor Agent	129
	14.5.	Certain Rights of Agent	130
	14.6.	Reliance	130
	14.7.	Notice of Default	130
	14.8.	Indemnification	131
	14.9.	Agent in its Individual Capacity	131
	14.10.	Delivery of Documents	131
	14.11.	Borrowers’ Undertaking to Agent	131
	14.12.	No Reliance on Agent’s Customer Identification Program	132
	14.13.	Other Agreements	132
	14.14.	Erroneous Payment	132
	14.15.	Certain ERISA Matters	133
XV.	LOAN GUARANTY		135
	15.1.	Guaranty	135
	15.2.	Guaranty of Payment	136
v

	15.3.	No Discharge or Diminishment of Loan Guaranty	136
	15.4.	Defenses Waived	136
	15.5.	Rights of Subrogation	136
	15.6.	Reinstatement; Stay of Acceleration	136
	15.7.	Information	136
	15.8.	Termination	136
	15.9.	Taxes	136
	15.10.	Maximum Liability	136
	15.11.	Contribution	136
	15.12.	Liability Cumulative	136
XVI.	MISCELLANEOUS		136
	16.1.	Governing Law	136
	16.2.	Entire Understanding	137
	16.3.	Successors and Assigns; Participations; New Lenders	140
	16.4.	Application of Payments	142
	16.5.	Indemnity	143
	16.6.	Notice	144
	16.7.	Survival	146
	16.8.	Severability	146
	16.9.	Expenses	146
	16.10.	Injunctive Relief	146
	16.11.	Consequential Damages	147
	16.12.	Captions	147
	16.13.	Counterparts; Facsimile Signatures	147
	16.14.	Construction	147
	16.15.	Confidentiality; Sharing Information	147
	16.16.	Publicity	148
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act.	148

LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit 1.2    Borrowing Base Certificate
Exhibit 1.2(a)    Compliance Certificate
Exhibit 2.1(a)     Revolving Credit Note
Exhibit 2.4(a)    Swing Loan Note
Exhibit 2.24    Form of Lender Joinder and Assumption Agreement
Exhibit 5.5(b)    Financial Projections
Exhibit 8.1(c)    Financial Condition Certificate
Exhibit 16.3     Commitment Transfer Supplement

Schedules

Schedule 1.2     Permitted Encumbrances
Schedule 4.4     Equipment and Inventory Locations; Place of Business, Chief Executive         Office, Real Property
Schedule 4.8(j)    Deposit and Investment Accounts
Schedule 5.1    Consents
Schedule 5.2(a)     States of Qualification and Good Standing
Schedule 5.2(b)     Subsidiaries
Schedule 5.4    Federal Tax Identification Number
Schedule 5.6     Prior Names
Schedule 5.7     Environmental
Schedule 5.8(b)(i)     Litigation
Schedule 5.8(b)(ii)    Indebtedness
Schedule 5.8(d)     Plans
Schedule 5.9     Intellectual Property
Schedule 5.10     Licenses and Permits
Schedule 5.14     Labor Disputes
Schedule 5.24    Equity Interests
Schedule 5.25    Commercial Tort Claims
Schedule 5.26    Letter of Credit Rights
Schedule 5.27    Material Contracts
Schedule 7.3     Guarantees
Schedule 7.12(b)    Joint Venture Arrangements

REVOLVING CREDIT
AND
SECURITY AGREEMENT
Revolving Credit and Security Agreement effective as of December 30, 2024 among NN, INC., a Delaware corporation (“NN” and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), WHIRLAWAY CORPORATION, an Ohio corporation (“Whirlaway”), PNC ACQUISITION COMPANY, INC., a Delaware corporation (“PNC Acquisition”), PMC USA ACQUISITION COMPANY, INC., a Delaware corporation (“PMC USA”), PMC ACQUISITION COMPANY, INC., a Delaware corporation (“PMC Acquisition”), NN PRECISION PLASTICS, INC., a Delaware corporation (“NN Precision”), BRAININ-ADVANCE INDUSTRIES LLC, a Delaware limited liability company (“Brainin”), WAUCONDA TOOL & ENGINEERING LLC, a Delaware limited liability company (“Wauconda”), GENERAL METAL FINISHING LLC, a Delaware limited liability company (“General Metal”), ADVANCED PRECISION PRODUCTS, INC., a Delaware corporation (“Advanced Precision”), HOWESTEMCO, LLC, a Delaware limited liability company (“Howestemco”), PREMCO, INC., a Massachusetts corporation (“Premco”), PROFILES, INCORPORATED, a Massachusetts corporation (“Profiles”), HOLMED, LLC, a Delaware limited liability company (“Holmed”), SOUTHERN CALIFORNIA TECHNICAL ARTS, INC., a California corporation (“SCTA”), AUTOCAM CORPORATION, a Michigan corporation (“Autocam”), AUTOCAM-PAX, INC., a Michigan corporation (“Autocam-Pax”), POLYMETALLURGICAL LLC, a Delaware limited liability company (“Poly”), NN POWER SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company (“NN Power Holdings”), NN POWER SOLUTIONS, LLC, a Delaware limited liability company (“NN Power”, together with Whirlaway, PNC Acquisition, PMC USA, PMC Acquisition, NN Precision, Brainin, Wauconda, General Metal, Advanced Precision, Howestemco, Premco, Profiles, Holmed, SCTA, Autocam, Autocam-Pax, Poly, NN Power Holdings and each Person joined hereto as a guarantor from time to time collectively, the “Guarantors”, and each a “Guarantor”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Loan Parties, Lenders and Agent hereby agree as follows:
I.    DEFINITIONS.
1.1.    Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Loan Parties for the fiscal year ended December 31, 2023. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.
1.2.    General Terms. For purposes of this Agreement the following terms shall have the following meanings:
“2024 Sale and Leaseback Transaction” means that certain sale and leaseback transaction with respect to the Loan Parties’ facilities located at (a) 42 & 48 Frank Mossberg Drive, Attleboro, MA 02703 and (b) 16 Extension Street, Attleboro, MA 02703 pursuant to that certain Letter of Intent for Sale-Leaseback Transaction, dated as of December 18, 2023, from Tenet Equity, LP to the Borrower.
“ABL Priority Collateral” is as defined in the Intercreditor Agreement.
“Accountants” shall have the meaning set forth in Section 9.7 hereof.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.
“Advance Rates” shall have the meaning set forth in Section 2.1(b)(y)(ii) hereof.
“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.
“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or

(y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, including all schedules and exhibits.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of Daily Simple SOFR in effect on such day plus one percent (1.0%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.
“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other Applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.
“Anti-Money Laundering Laws” shall mean (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other Applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.
“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Margin” shall mean (a) an amount equal to one-half of one percent (0.50%) for Advances consisting of Domestic Rate Loans and (b) an amount equal to one and one-half of one percent (1.50%) for Advances consisting of Term SOFR Rate Loans.
“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.
“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.
“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
“Beneficial Owner” shall mean, for each Loan Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.
“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.
“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
“Blocked Property” shall mean any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders or Agent of any applicable International Trade Law if the Lenders or Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Borrower’s Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the President, Chief Financial Officer or Controller of the Borrower and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.
“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey; provided that when used in connection with an amount that bears interest at a rate based on the Term SOFR Reference Rate or SOFR or any direct or indirect calculation or determination of the Term SOFR Reference Rate or SOFR, the “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.
“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Dominion/Increased Reporting Event” shall mean (i) the occurrence of a Specified Event of Default or (ii) when Undrawn Availability is less than 12.5% of the Maximum Loan Amount.
“Cash Dominion/Increased Reporting Period” shall mean any period (a) commencing on the date a Cash Dominion/Increased Reporting Event has occurred and (b) ending on the first date thereafter on which (x) in the case of a Cash Dominion/Increased Reporting Period commencing as a result of clause (i) of the definition of Cash Dominion/Increased Reporting Event, no Event of Default exists and (y) in the case of a Cash Dominion/Increased Reporting Period commencing as a result of clause (ii) of the definition of Cash Dominion/Increased Reporting Event, Undrawn Availability for thirty (30) consecutive calendar days has been equal to or greater than 12.5% of the Maximum Loan Amount.
“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”
“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards (purchase cards); (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CFTC” shall mean the Commodity Futures Trading Commission.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“Certificate of Beneficial Ownership” shall mean, for each Loan Party, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Loan Party.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean: (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Loan Party (other than NN) to a Person other than NN, (b) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the voting Equity Interests of NN; (c) during any period of 12 consecutive months, a majority of the members of the board of directors of NN cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (d) a “Change in Control” or comparable term as defined in the Term Loan Credit Agreement or (e) any merger, consolidation or sale of substantially all of the property or assets of any Loan Party. For purposes of this definition, “control of any Loan Party” shall mean the power, direct or indirect (x) to vote more than fifty percent 50% of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of such Loan Party or (y) to direct or cause the direction of the management and policies of such Loan Party by contract or otherwise.
“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Subsidiaries.
“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.
“Closing Date” shall mean December 30, 2024 or such other date as may be agreed to in writing by the parties hereto.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:
(a)    all Receivables and all supporting obligations relating thereto;
(b)    all equipment and fixtures;
(c)    all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;
(d)    all Inventory;
(e)    all Subsidiary Stock, securities, investment property, and financial assets;
(f)    [Reserved];
(g)    [Reserved];

(h)    all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;
(i)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and
(j)    all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).
Notwithstanding the foregoing, Collateral shall not include any Excluded Property.
“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
“Compliance Authority” shall mean (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.
“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of the Borrower.

“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” (or other applicable provision regarding interest periods available), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).
“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, the Term Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.
“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
“Covered Entity” shall mean (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral hereunder or under any Other Document; and (c) each Person that, directly or indirectly, controls a Person described in clauses (a) and (b) above.
“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Loan Parties, effective on the date of any such change.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Loan Party to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) payments on Capitalized Lease Obligations, plus (d) payments with respect to any Indebtedness (other than the Advances) for borrowed money.
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1 hereof.
“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrower or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.
“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to an LLC Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.
“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.
“EBITDA” shall mean for any period with respect to the Loan Parties on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains), plus (b) without duplication, the aggregate amounts deducted in determining net income in respect of (i) all interest expense for such period, plus (ii) all charges against income for such period for federal, state and local taxes, plus (iii) depreciation expenses for such period, plus (iv) amortization expenses for such period, (v) non-cash charges, expenses, losses or other items; provided that if any such non-cash charges, expenses, losses or other items represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from net income, (vi) (1) unusual non-cash gains not incurred in the Ordinary Course of Business in an amount not to exceed $5,000,000 for the applicable period and/or (2) actual non-recurring non-cash restructuring charges in an amount not to exceed $7,500,000 in the aggregate over all periods, (vii) non-cash foreign exchange gains and losses with respect to intercompany loans, (viii) restructuring costs, charges and related items, integration costs, costs of strategic initiatives, business optimization expenses or costs (including relating to systems design, upgrade and implementation costs), retention, recruiting, relocation, signing and stay bonuses and expenses including payments made to employees or others who are subject to non-compete agreements, facility opening, pre-opening, closing and consolidation costs, contract termination costs and severance costs, (ix) (1) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to the Transactions that are factually supportable and reasonably identifiable (as determined by the Borrower in good faith) and projected by the Borrower in good faith to result from actions that have been taken within 12 months after the Effective Date and that are reasonably anticipated by a Financial Officer of the Borrower to be realized within such 12 month period, and/or (2) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operating improvements and other synergies (in each case net of amounts actually realized) related to any Permitted Acquisition or Disposition permitted pursuant to Section 7.1(b) or related to restructuring initiatives, cost savings initiatives, new projects and other initiatives that are factually supportable and reasonably identifiable (as determined by the Borrower in good faith) and projected by the Borrower in good faith to result from actions that have been taken within 12 months after the date of consummation of such Permitted Acquisition or Disposition or the commencement of such initiative and that are reasonably anticipated by a Financial Officer of the Borrower to be realized within such 12 month period provided, further, that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period, (x) adjustments consistent with Regulation S-X, (xi) other non-recurring or one-time expenses, accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, dividends, restricted payments, dispositions, refinancings or issuances of debt or equity or related to any amendment, negotiation, forbearance, extension, modification or waiver in respect of the documentation (including the Other Documents) governing such transactions (in each case, whether or not consummated), (xii) costs related to implementation of operational and reporting systems and technology initiatives, provided that that the amounts added to EBITDA pursuant to the foregoing clauses (viii) through (xii) in any such period (other than with respect to stock option and other equity based compensation expenses) shall not exceed, in the aggregate, 25% of EBITDA for such period (calculated before giving effect to the adjustments set forth in clauses (viii) through (xii)), (xiii) charges, losses or expenses to the extent paid for, reimbursed, indemnified or insured by a third party during such period (or reasonably expected to be so paid or reimbursed within one (1) year after the end of such period so long as Agent has received written confirmation from such third party of such obligation to so reimburse, indemnify or insure)(and a deduction for any amount so added back to the extent not so paid or reimbursed within one (1) year after the end of such period), (xiv) proceeds of business interruption insurance to the extent not included in the calculation of net income, (xv) minority interest expense to the extent deducted and not added back in such period in calculating net income, (xvi) letter of credit and other financing fees, (xvii) any non-cash increase in expenses (1) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or any other acquisition or (2) due to purchase accounting; provided, that, notwithstanding the foregoing, in no event shall adjustments for the write-down or write-off of accounts receivable or inventory be permitted pursuant to this definition and (xviii) the aggregate amount of cash actually distributed and/or repatriated by any non-Loan Party Subsidiary from its net income during such period to a Loan Party as a dividend or other distribution (and such non-Loan Party Subsidiary is not precluded from making further distributions to a Loan Party by operation of the terms of its organization documents, any agreement, instrument or Applicable Law), minus (c) without duplication, the aggregate amounts included in determining such net income in respect of: (i) unusual noncash gains not incurred in the Ordinary Course of Business and (ii) foreign exchange gains as reported in “Other Income” according to GAAP and the positive impact to EBITDA resulting from converting foreign currency-based income to dollar-based income.
“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Effective Federal Funds Rate” means for any day the rate per annum based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Loan Party is a party).
“Eligible Insured Foreign Receivable or Receivables” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) of such definition, provided that such

Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).
“Eligible Insured Receivable or Receivables” shall mean Receivables that meet the requirements of Eligible Receivables and such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).
“Eligible Inventory” shall mean and include Inventory consisting of finished goods, raw materials and work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is (x) Foreign In-Transit Inventory or (y) in-transit within the United States. unless with respect to this sub-clause (y) such Inventory is in transit from a domestic location owned by a Loan Party or a domestic location identified on Schedule 4.4 or the separate writing identified in Section 4.4 hereof (as such Schedule or writing may be updated from time to time) to a domestic location owned or leased by a Loan Party or a domestic location identified on Schedule 4.4 or such separate writing (as such Schedule or writing may be updated from time to time), and at all times such Inventory remains insured to the full value thereof and free and clear of all Liens except those in favor of the Agent and other Permitted Encumbrances; (c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Loan Party’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (g) is situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Investment Grade Accounts Receivable” shall mean each Receivable of a Loan Party arising in the Ordinary Course of Business that satisfies all of the criteria of Eligible Receivables owing from a Customer with an investment rating of BBB-/Baa3 or better.

“Eligible Receivables” shall mean and include, each Receivable of a Loan Party arising in the Ordinary Course of Business and which Agent, in its reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:
(a)    it arises out of a sale made by any Loan Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party ;
(b)    it is subject to a factoring arrangement;
(c)    (i) it is due or unpaid more than (x) ninety (90) days (or 120 days solely with respect to Receivables owing by Extended Terms Customers that do not constitute more than $3,5000,000 of Eligible Receivables (“Extended Terms Accounts”) after the original invoice, (ii) (y) sixty (60) days after the original due date (“Overage”) (when calculating the amount under this clause (i), for the same Customer, the Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Customer) or (ii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;
(d)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s reasonable discretion, be increased or decreased from time to time based on the Customer’s financial condition;
(e)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
(f)    an Insolvency Event shall have occurred with respect to such Customer;
(g)    the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion or such Receivable constitutes an Eligible Insured Foreign Receivable;
(h)    the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;
(i)    Agent believes, in its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(j)    the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Loan Party assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;
(k)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Loan Party and accepted by the Customer or the Receivable otherwise does not represent a final sale;
(l)    the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit and such limit is reasonably determined by Agent based upon Customer’s financial condition;
(m)    the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but only as to that portion of the Receivable subject to such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Loan Party (but only as to that portion of the Receivable that does not exceed the amount owed by the applicable Loan Party to such creditor or supplier) or the Receivable is contingent in any respect or for any reason;
(n)    the applicable Loan Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
(o)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
(p)    such Receivable is owing from a Customer whose total obligations owing to all Loan Parties exceed 25% of all Eligible Receivables, to the extent of the obligations owing by such Customer are in excess of such percentage; provided, however, such percentages, as applied to a particular Customer (x) may be reduced at any time by Agent in its Permitted Discretion if the creditworthiness of such Customer deteriorates in the determination of Agent, and (y) may be increased at any time by Agent in its Permitted Discretion;
(q)    such Receivable is not payable to a Loan Party; or
(r)    such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.
“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.
“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.
“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.
“Erroneous Payment” has the meaning assigned to it in Section 14.14(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.14(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.14(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.14(d).
“Event of Default” shall have the meaning set forth in Article X hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
“Excluded Property” shall mean (i) any asset of any Loan Party that shall be deemed environmental waste or an environmental hazard under any Applicable Law and (ii) any non-material lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties’ business associated therewith or attributable thereto.
“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.
“Extended Terms Customer” means any Customer that has been provided terms for payment greater than 90 days past the original invoice date, but not to exceed 120 days past the original invoice date.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including tax refunds, pension plan reversions, proceeds of insurance (including, for the avoidance of doubt, proceeds of casualty or any taking under power of eminent domain, but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.20(a).
“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Fee Letter” shall mean the fee letter dated the Closing Date among Loan Parties and PNC.
“Financial Testing Period” shall mean any period (a) commencing when Undrawn Availability is less than 12.5% of the Maximum Loan Amount on any date and (b) ending on the first date thereafter on which Undrawn Availability for thirty (30) consecutive calendar days has been equal to or greater than 12.5% of the Maximum Loan Amount.
“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions) and dividends made during such period, minus cash taxes paid or required to be paid during such period to (b) all Debt Payments made, or required to be made, during such period.
“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Parties and/or any of their respective Subsidiaries.
“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.
“Foreign In-Transit Inventory” shall mean Inventory of a Loan Party that is in transit from a location outside the United States to any location within the United States of such Loan Party or a Customer of such Loan Party.
“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.
“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“GMF Collateral” means the Equity Interests of General Metal and assets relating to the metal plating business.

“Government Official” shall mean any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.
“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.
“Governmental Body” shall mean the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guaranteed Obligations” shall have the meaning set forth in Section 15.2 hereof.
“Guarantor” shall mean any Guarantor executing this Agreement as a “Guarantor” and any other Person who may hereafter guarantee, as surety, payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.
“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.
“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.
“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.
“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.
“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.
“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a shareholder or member of any Loan Party as a result of such Loan Party’s status as a limited liability company, subchapter S corporation or any other entity that is disregarded for federal and state income tax purposes (as applicable) but only so long as such Loan Party has elected to be treated as a pass though entity for federal and state income tax purposes and such election has not been rescinded or withdrawn, as evidenced and substantiated by the tax returns filed by such Loan Party (as applicable), with such taxes being calculated for all members or shareholders, as applicable, at the highest marginal rate applicable to any member or shareholder, as applicable and by taking into account losses previously allocated to each such member or shareholder, as applicable, by such Loan Party to the extent such losses have not previously been applied to reduce the Increased Tax Burden hereunder, provided that capital losses and capital loss carry forwards shall be taken into account only to the extent they are currently usable to offset income or gain allocated by such Loan Party to a member or shareholder, as applicable; and provided, further, that to the extent that any losses allocated by such Loan Party result in a payback by a member(s) to such Loan Party of previous tax distributions pursuant to Section 7.7 hereof, then such losses shall not be taken into account for purposes of determining the Increased Tax Burden hereunder.
“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k); provided that in no event shall any preferred Equity Interests be included as Indebtedness so long as such preferred Equity Interests do not have a mandatory redemption date applicable thereto and are not subject to any covenants.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.
“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
“Intellectual Property Security Agreement” shall mean that certain Intellectual Security Agreement, dated as of the Closing Date between Borrower and Agent, the form and substance of which shall be satisfactory to Agent.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date among Agent, Loan Parties and Term Loan Agent.

“Interest Period” shall mean the period provided for any Term SOFR Rate Loan pursuant to Section 2.2(b) hereof.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.
“International Trade Laws” shall mean all Laws relating to trade embargoes, export controls, customs and anti-boycott measures.
“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.
“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Person which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.
“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Body, foreign or domestic.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.
“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.
“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof
“Letter of Credit Sublimit” shall mean $15,000,000.
“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.
“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.
“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.
“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Agent.
“LLC Division” shall mean, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Loan Party into two or more newly formed limited liability companies (whether or not such Loan Party is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Body that results or may result in, any such division.
“Loan Guaranty” means Article XV of this Agreement.
“Loan Party” shall mean, individually, each Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, each Borrower and each Guarantor.
“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Loan Parties.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) the ability of the Loan Parties to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the ability of Agent and each Lender, to the extent permitted, to enforce their legal remedies pursuant to this Agreement and the Other Documents.
“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than (a) the Advances and Letters of Credit and (b) Series D Preferred Stock), or Swap Obligations, of any one or more of the Loan Parties in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Loan Party in respect of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Obligation were terminated at such time.
“Maximum Loan Amount” shall mean $50,000,000.
“Maximum Revolving Advance Amount” shall mean $50,000,000 plus any increases in accordance with Section 2.24.
“Maximum Swing Loan Advance Amount” shall mean $5,000,000.
“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.
“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Advances) secured by a senior Lien on such asset or otherwise subject to mandatory prepayment from a holder of Indebtedness holding such senior Lien as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable (provided that (1) such amounts held in such reserves shall not exceed 10% of the gross cash proceeds received with respect to a Disposition or other event and (2) such amounts held in such reserves shall constitute Net Proceeds upon release to, or receipt by, the Borrower or any of its Subsidiaries), in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower) ; provided, that the cash proceeds received in connection with any Disposition shall only constitute Net Proceeds under this definition in any fiscal year to the extent that the aggregate amount of such cash proceeds received in such fiscal year exceeds $5,000,000; provided further that (x) any Disposition of assets solely constituting Term Loan Priority Collateral in the form of a sale and leaseback transaction of assets owned by the Loan Parties prior to the date such transaction is consummated and not acquired in contemplation thereof (and not, for the avoidance of doubt, in connection with any purchase money financing in connection with the acquisition of any assets) and (y) any Extraordinary Receipt, shall not constitute Net Proceeds under this definition.
“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.
“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Note” shall mean collectively, the Revolving Credit Note and the Swing Loan Note.
“Obligations” shall mean and include (i) any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party under this Agreement or any Other Document (and any amendments, extensions, renewals or increases thereto), to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date and reasonable extensions thereof.
“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
“Other Documents” shall mean the Note, the Fee Letter, the Perfection Certificates, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any Cash Management Products and Services, the Intellectual Property Security Agreement, the Intercreditor Agreement, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.
“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.
“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.
“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.
“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.
“Payment Conditions” shall be deemed to be satisfied in connection with a dividend, distribution, investment, Permitted Acquisition, or other particular action as to which the satisfaction of the Payment Conditions is being determined if, after giving effect to the taking of such action: (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such dividend, distribution, investment, or Permitted Acquisition; (b) immediately after giving effect to and at all times during the 30-day period immediately prior to such dividend, distribution, investment, Permitted Acquisition, or other particular action, the Loan Parties shall have (i) (A) Undrawn Availability calculated on a pro forma basis after giving effect to such dividend, distribution, investment, Permitted Acquisition or other particular action of not less than 20% of the Maximum Loan Amount, and (B) a Fixed Charge Coverage Ratio for the trailing four fiscal quarters calculated on a pro forma basis after giving effect to such dividend, distribution, investment, Permitted Acquisition or other particular action of not less than 1.00 to 1.00 or (ii) Undrawn Availability calculated on a pro forma basis after giving effect to such dividend, distribution, investment, Permitted Acquisition or other particular action of not less than 30% of the Maximum Loan Amount; and (c) the Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying as to the items described in (a) and (b) above and attaching calculations for item (b).
“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to the Borrower and to each Lender to be the Payment Office.
“Payment Recipient” has the meaning assigned to it in Section 14.14(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.
“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Loan Party and delivered to Agent.
“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) Payment Conditions have been satisfied; (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of any individual acquisition by a Foreign Subsidiary or any Person that does not become a Loan Party does not exceed $10,000,000 in the aggregate throughout the Term; (c) with respect to the acquisition of Equity Interests, such target shall (i) have a positive EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, (ii) be added as a Loan Party to this Agreement and be jointly and severally liable for all Obligations, and (iii) grant to Agent a first priority lien in all assets of such target; (d) the target or property is used or useful in the applicable Loan Party’s Ordinary Course of Business; (e) Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Agent; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) the Borrower shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Agent; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Loan

Party and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition. For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received an audit or appraisal of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.
“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.
“Permitted Discretion” shall mean a reasonable determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.
“Permitted Dividends” shall mean (I) so long as: (a) a notice of termination with regard to this Agreement shall not be outstanding; (b) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such distribution; and (c) the purpose of such distribution shall be as set forth in writing to received by Agent at least ten (10) days prior to such distribution and such distribution shall in fact be used for such purpose, any Loan Party shall be permitted to make distributions to its members in an aggregate amount equal to the Increased Tax Burden of its members, (II) so long as, prior to and after giving effect to such dividend, Payment Conditions are met, any Loan Party may make distributions to its shareholders and/or members, (III) dividends and distributions to the extent such payments are made solely with the proceeds received from the substantially concurrent issue of new common Equity Interests and (IV) so long as, (i) prior to and after giving effect to such dividend, Payment Conditions are met, (ii) such dividends are permitted under the Term Loan Credit Agreement and (iii) such dividends made in respect of the Series D Preferred Stock in the aggregate (including prior to the date of this Agreement) do not exceed 7.0% of the aggregate amount of proceeds received in respect of the Series D Preferred Stock. Payments to members shall be made so as to be available when the tax is due, including in respect of estimated tax payments.
“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party, or any property of any Loan Party, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Loan Party and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.6 hereof, (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Loan Parties and their Subsidiaries; (i) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Closing Date; (j) Liens granted pursuant to the Precious Metals Consignment Agreements so long as such Lien does not secure Indebtedness; (k) any Lien on a Sold Account; (l) Liens on Term Loan Priority Collateral arising out of Sale and Leaseback Transactions permitted by Section 7.11; (m) other Liens securing Permitted Indebtedness, the amount of which does not exceed $10,000,000; and (n) Liens securing Indebtedness under the Term Loan Credit Agreement to the extent permitted by the Intercreditor Agreement.
“Permitted Indebtedness” has the meaning assigned to it in Section 7.8.
“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) Permitted Loans.
“Permitted Loans” shall mean: (a) the extension of trade credit by a Loan Party to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of $1,000,000 at any time outstanding; (c) intercompany loans between and among Loan Parties, so long as, at the request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Loan Parties) on terms and conditions

(including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its sole discretion that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party or Loan Parties that are the payee(s) on such note; and (d) loans by a Loan Party to a non-Loan Party Subsidiary; provided, that (I) the principal amount of such loans (i) made prior to the Closing Date does not exceed $30,000,000 in the aggregate, (ii) made after the Closing Date does not exceed (x) $10,000,000 in any fiscal year and (y) $15,000,000 in the aggregate, which amounts, in each case, cannot be reloaded and (II) prior to and after giving effect to such loans, Payment Conditions are satisfied.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Body or other entity.
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute.
“Pledge Agreement” shall mean those certain Collateral Pledge Agreements executed by the applicable Loan Parties in favor of Agent dated as of the Closing Date and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.
“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
“Precious Metal Consignment Agreements” means, collectively, (a) the Consignment Agreement dated as of July 30, 2009, between Mitsubishi International Corporation and Precision Engineered Products LLC and (b) the Consignment Agreement dated as of January 25, 2010, between Umicore Precious Metals NJ, LLC and Precision Engineered Products LLC, and in each case each other agreement entered into in connection with such consignment agreements, each as may be amended, modified, restated or replaced, in each case, in a manner not adverse to the Lenders, from time to time.
“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.
“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.
“Projections” shall have the meaning set forth in Section 5.5(b) hereof.
“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.
“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.
“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.
“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Refinance Indebtedness” has the meaning assigned to such term in Section 7.8(f).
“Register” shall have the meaning set forth in Section 16.3(e) hereof.
“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.
“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.
“Reportable Compliance Event” shall mean that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty by, or enters into a settlement with, a Governmental Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti- Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Agent, the Issuer, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Advances hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law-specific or International Trade Law-specific representations and covenants herein.
“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty-one percent (51%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).
“Reserves” shall mean reserves against the Maximum Revolving Advance Amount or Formula Amount, as Agent may reasonably deem proper and necessary from time to time.
“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
“Revolving Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.
“Revolving Commitment Percentage” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.
“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.
“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances and Swing Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Revolving Advances that are Term SOFR Rate Loans, the sum of the Applicable Margin plus the SOFR Adjustment plus the Term SOFR Rate.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 7.11.
“Sanctioned Jurisdiction” shall mean, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.
“Sanctioned Person” shall mean any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Sanctions” shall mean all Laws relating to economic and financial sanctions.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Series D Preferred Stock” means (a) the Series D Perpetual Preferred Stock issued or to be issued on or about March 22, 2021 by NN on substantially the terms set forth on Schedule 1.2(a) and (b) thereafter, any Series D Perpetual Preferred Stock issued by NN on terms that are substantially similar (taken as a whole) to the terms set forth on Schedule 1.2(a).
“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.
“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.
“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” shall mean, for Term SOFR, 10 basis points (0.10%).
“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.0%).
“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
“Sold Account” means a Receivable that a Loan Party has sold to, or otherwise has granted a Lien on or in favor of, a Supplier Financing Intermediary pursuant to a Supplier Financing Agreement, for which such Loan Party has received the purchase price for such Receivable in a Depositary Account.
“Specified Event of Default” shall mean the occurrence of an Event of Default under Section 10.1, 10.3, 10.5, as a result of the failure to comply with Section 6.5 or 4.8 of this Agreement, or 10.7
“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such  Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Loan Party and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).
“Supplier Financing Agreement” means any receivables purchase agreement, supplier financing agreement or similar arrangement between (x) a supplier financing counterparty on the Effective Date (each an “Existing Supplier Financing Intermediary”) with respect to Receivables owing to a Loan Party by (i) those Customers participating in Supplier Financing Agreements on the Effective Date and previously disclosed to the Agent in writing or (ii) any other Customer approved in writing by the Agent in its Permitted Discretion or (y) a supplier financing counterparty reasonably acceptable to the Agent (each an “Approved Supplier Financing Intermediary” and with each Existing Supplier Financing Intermediary, each a “Supplier Financing Intermediary”) with respect to Receivables owing to a Loan Party by a Customer that is satisfactory to the Agent in its Permitted Discretion, pursuant to which such Loan Party sells Receivables to a Supplier Financing Intermediary and which agreement or arrangement, as applicable, is reasonably satisfactory, in form and substance, to the Agent.
“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender- Term Loan Agent Provided Foreign Currency Hedge.
“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.
“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.
“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall mean the earlier to occur of (a) December 30, 2029 and (b) the date that is ninety-one (91) days prior to the Term Loan Maturity Date.
“Term Loan” means the Indebtedness arising under the Term Loan Documents.
“Term Loan Agent” means Oaktree Fund Administration, LLC or any successor thereof as permitted by the Term Loan Credit Agreement and the Intercreditor Agreement.
“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 22, 2021, by and among the Loan Parties party thereto, the lenders party thereto from time to time and the Term Loan Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time as permitted by the Intercreditor Agreement.
“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement together with any other instruments or agreement entered into, now or in the future, by any Loan Party evidencing or in connection with the Term Loan Credit Agreement, in each case in form and substance reasonably acceptable to the Agent and as amended, restated, supplemented or otherwise modified pursuant to the terms of the Intercreditor Agreement.
“Term Loan Lenders” means the lender or group of lenders identified in the Term Loan Credit Agreement.
“Term Loan Maturity Date” means the “Maturity Date” as defined in the Term Loan Credit Agreement.
“Term Loan Priority Collateral” is as defined in the Intercreditor Agreement.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3)

Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.
“Term SOFR Rate Loan” means an Advance that bears interest based on Term SOFR Rate.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.
“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.
“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.
“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Loan Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Revolving Advances and Swing Loans, plus (ii) all amounts due and owing to any Loan Party’s trade creditors which are outstanding sixty (60) days or more past their due date unless extended on formal terms acceptable to Agent, plus (iii) fees and expenses for which the Borrower is liable but which have not been paid or charged to the Borrower’s Account.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, a Capital Expenditure funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.
“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.
“Unrestricted Cash” means cash or cash equivalents of the Borrower and its direct and indirect Subsidiaries organized under the laws of the People’s Republic of China that do not appear, or would not be required to appear, as “restricted” on the financial statements of the Borrower and its Subsidiaries (unless related to this Agreement, the Other Documents, the Term Loan Documents or the Liens created thereunder).
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Usage Amount” shall have the meaning set forth in Section 3.3(b) hereof.
1.3.    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
1.4.    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
1.5.    SOFR Notification Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Reference Rate or SOFR is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Reference Rate or SOFR or with respect to any alternative or successor rate thereto, or replacement rate therefor.
1.6.    Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document; provided that, with respect to any such amendment effected, the Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
II.    ADVANCES, PAYMENTS.
2.1.    Revolving Advances.
(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Sections 2.1(b) and (c), each Lender, severally and not jointly, will make Revolving Advances to the Borrower in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder or (y) an amount equal to the sum of:
(i)    The sum of (a) up to 85% of Eligible Receivables (other than Eligible Investment Grade Receivables and Eligible Insured Receivables), plus (b) up to 90% (each advance rate referred to in this subclause (i) referred to as, a “Receivables Advance Rate”) of the Eligible Investment Grade Receivables and 90% of the Eligible Insured Receivables, plus
(ii)    the lesser of (a) up to 75% of the value of the Eligible Inventory (the “Inventory Advance Rate”) and (b) up to 90% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Inventory NOLV Advance Rate”), minus
(iii)    the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus
(iv)    Reserves established hereunder.
The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1 (a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less Reserves established hereunder or (ii) the Formula Amount.
(b)    Sublimits. Advances with respect to (i) Eligible Inventory shall not exceed fifty percent (50%) of the Maximum Revolving Advance Amount, (ii) Eligible Inventory consisting of work-in-process Inventory shall not exceed twenty percent (20%) of the Maximum Revolving Advance Amount and (iii) Eligible Inventory consisting of maintenance, repair, operating and tooling Inventory shall not exceed one percent (1%) of the Maximum Revolving Advance Amount.
(c)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. The Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by the Borrower. Prior to the occurrence of an Event of Default or Default, Agent shall give the Borrower (i) five (5) days prior written notice of its intention to decrease the Advance Rates and (ii) two (2) days prior written notice of its intention to increase or impose Reserves (other than with respect to Reserves (x) imposed on the Closing Date or (y) related to (A) Lien Waiver Agreements (or lack thereof), (B) dilution of any Loan Party’s Receivables, or (C) others objective Reserves implemented in the ordinary course); provided, however, no Borrower nor any Guarantor shall have any right of action whatsoever against Agent for, and Agent shall not be liable for any damages resulting from, the failure of Agent to provide the prior notice contemplated in this sentence. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).
2.2.    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.
(a)    The Borrower may notify Agent prior to 3:00 p.m. Eastern Standard Time on a Business Day of its request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable. If the Borrower enters into a separate written agreement with Agent regarding Agent’s auto-advance service, then each Advance made pursuant to such service (including Advances made for the payment of interest, fees, charges or Obligations) shall be deemed an irrevocable request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such auto-advance is made.
(b)    Notwithstanding the provisions of subsection (a) above, in the event the Borrower desires to obtain a Term SOFR Rate Loan for any Advance (other than a Swing Loan), the Borrower shall give Agent written notice by no later than 3:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the date such Term SOFR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $250,000 and in integral multiples of $100,000 thereafter for each borrowing of a Term SOFR Rate Loan and (iii) the duration of the first Interest Period therefor. Interest Periods for Term SOFR Rate Loans shall be for one, three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no Term SOFR Rate Loan shall be made available to the Borrower. After giving effect to each requested Term SOFR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than three (3) Term SOFR Rate Loans, in the aggregate.
(c)    Each Interest Period of a Term SOFR Rate Loan shall commence on the date such Term SOFR Rate Loan is made and shall end on such date as the Borrower may elect as set forth in subsection (b)(iii) above, provided that no Interest Period shall end after the last day of the Term.
(d)    The Borrower shall elect the initial Interest Period applicable to a Term SOFR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. the Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Term SOFR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by the Borrower, the Borrower shall be deemed to have elected to convert such Term SOFR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.
(e)    Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Term SOFR Rate Loan or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Term SOFR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Term SOFR Rate Loan. If the Borrower desires to convert a loan, the Borrower shall give Agent written notice by no later than 3:00 p.m. Eastern Standard Time (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Term SOFR Rate Loan or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Term SOFR Rate Loan) with respect to a conversion from a Term SOFR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a Term SOFR Rate Loan, the duration of the first Interest Period therefor. In the case of the renewal of a Term SOFR Rate Loan at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
(f)    At its option and upon written notice given prior to 3:00 p.m. Eastern Standard Time at least three (3) Business Days prior to the date of such prepayment, any Loan

Party may, subject to Section 2.2(g) hereof, prepay the Term SOFR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. The Borrower shall specify the date of prepayment of Advances which are Term SOFR Rate Loans and the amount of such prepayment. In the event that any prepayment of a Term SOFR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.
(g)    The Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by the Borrower in the payment of the principal of or interest on any Term SOFR Rate Loan or failure by any Loan Party to complete a borrowing of, a prepayment of or conversion of or to a Term SOFR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Term SOFR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to the Borrower shall be conclusive absent manifest error.
(h)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Term SOFR Rate Loans) to make or maintain its Term SOFR Rate Loans, the obligation of Lenders (or such affected Lender) to make Term SOFR Rate Loans hereunder shall forthwith be cancelled and Loan Parties shall, if any affected Term SOFR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Term SOFR Rate Loans or convert such affected Term SOFR Rate Loans into Domestic Rate Loans. If any such payment or conversion of any Term SOFR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Term SOFR Rate Loan, the Borrower shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to the Borrower shall be conclusive absent manifest error.
(i)    Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their participants, is required to actually acquire Term SOFR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the Term SOFR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the Term SOFR Rate by acquiring SOFR deposits for each Interest Period in the amount of the Term SOFR Rate Loans.
2.3.    [Reserved].
2.4.    Swing Loans.

(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to the Borrower as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount, less Reserves established hereunder, less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. The Borrower may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.
(b)    Upon either (i) any request by the Borrower for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by the Borrower for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to the Borrower as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.
(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.
2.5.    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of the Loan Parties to Agent or Lenders, shall be charged to the Borrower’s Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by the Borrower or deemed to have been requested by the Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request or deemed request by the Borrower for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the Borrower on the day so requested by way of credit to such Loan Party’s operating account at PNC, or such other bank as the Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by the Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Loan Party, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, the Borrower may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.
2.6.    Making and Settlement of Advances.
(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.
(b)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by the Borrower and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Loan Parties in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.
(c)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Loan Parties a corresponding amount. Agent will promptly notify the Borrower of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and the Borrower severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Loan Parties through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Effective Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or the Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.
(d)    Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. Eastern Standard Time on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. Eastern Standard Time on such Settlement Date if requested by Agent by 3:00 p.m. Eastern Standard Time, otherwise not later than 5:00 p.m. Eastern Standard Time on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans.

If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).
(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.
2.7.    Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less Reserves established hereunder, less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.
2.8.    Manner and Repayment of Advances.
(a)    The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans, next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).
(b)    The Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit the

Borrower’s Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit the Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge the Borrower’s Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, the Borrower agrees that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. The Borrower further agrees that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received each day during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one day (i.e. Revolving Interest Rate divided by 360 or 365/366 as applicable) The monthly float charge shall be calculated daily and charged once per month, relating to all payments collected in the prior month. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).
(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. Eastern Standard Time on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging the Borrower’s Account or by making Advances as provided in Section 2.2 hereof.
(d)    Except as expressly provided herein, all payments (including prepayments) to be made by the Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m. Eastern Standard Time, in Dollars and in immediately available funds.
2.9.    Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.
2.10.    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“the Borrower’s Account”) in the name of the Borrower in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to the Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between

Agent, Lenders and Loan Parties during such month. The monthly statements shall be deemed correct and binding upon Loan Parties in the absence of manifest error and shall constitute an account stated between Lenders and Loan Parties unless Agent receives a written statement of the Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by the Borrower. The records of Agent with respect to the Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
2.11.    Letters of Credit.
(a)    Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Loan Party except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount, less Reserves established hereunder or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iii)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).
(b)    Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.
2.12.    Issuance of Letters of Credit.
(a)    The Borrower, on behalf of any Loan Party, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m. Eastern Standard Time, at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term, unless the Agent, Issuer and the Borrower agree for the Letter of Credit to be cash collateralized immediately upon the expiration of the Term, pursuant to Section 3.2(b) of this Agreement. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.
(c)    Agent shall use its reasonable efforts to notify Lenders of the request by the Borrower for a Letter of Credit hereunder.
2.13.    Requirements For Issuance of Letters of Credit.
(a)    The Borrower shall authorize and direct any Issuer to name the applicable Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, the Borrower shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.
(b)    In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Loan Party hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default has occurred and is continuing: (i) to sign and/or endorse such Loan Party’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Loan Party’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Loan Party or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Loan Party for such purpose; and (iv) to complete in such Loan Party’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
2.14.    Disbursements, Reimbursement.
(a)    Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and the Borrower. Regardless of whether the Borrower shall have received such notice, the Borrower shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event the Borrower fails to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and the Borrower shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)    Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to the Borrower in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. Eastern Standard Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.
(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to the Borrower in whole or in part as contemplated by Section 2.14(b), because of Loan Parties’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, the Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.
(e)    Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Loan Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.
2.15.    Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Loan Parties (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).
(b)    If Issuer or Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Borrower to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Effective Federal Funds Rate.
2.16.    Documentation. Each Loan Party agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Loan Party and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Loan Party’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s or any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.17.    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
2.18.    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Loan Party, as the case may be, may have against Issuer, Agent, any Loan Party or Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Loan Party, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any

Loan Party, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;
(vi)    payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless Agent and Issuer have each received written notice from the Borrower of such failure within three (3) Business Days after Issuer shall have furnished Agent and the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    the occurrence of any Material Adverse Effect;
(x)    any breach of this Agreement or any Other Document by any party thereto;
(xi)    the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;
(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)    the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.19.    Liability for Acts and Omissions.
(a)    As between Loan Parties and Issuer, Swing Loan Lender, Agent and Lenders, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)    Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Loan Party, Agent or any Lender.
2.20.    Mandatory Prepayments.
(a)    Subject to Section 7.1 hereof, when any Loan Party Disposes of any Collateral other than (u) Inventory in the Ordinary Course of Business, (v) any Sale and Leaseback Transaction on Term Loan Priority Collateral owned by any Loan Party as of the Closing Date and consummated in accordance with Section 7.11 hereof, (w) the Disposition of the GMF Collateral, (x) any Equity Interests issued by the Borrower, (y) any Extraordinary Receipts and (z) until the Term Loan is paid in full, any other Disposition of assets solely constituting Term Loan Priority Collateral of any Loan Party, the Borrower shall repay the Advances in an amount equal to the Net Proceeds of such Disposition, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Proceeds, and until the date of payment, such Net Proceeds shall be held in trust for Agent; provided however, that if the Borrower shall deliver to the Agent a certificate of a senior officer of the Borrower to the effect that the applicable Loan Party’s intent to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), to be reinvested within 180 days after receipt of such Net Proceeds to acquire similar assets subject to such event and certifying no Default has occurred and is continuing or would result therefrom then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate. The foregoing shall not be deemed to be implied consent to any such Disposition otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied first, to the outstanding principal balance of the Revolving Advances and Swing Loans (in the order determined by Agent) and second, to be held by Agent as cash collateral to the extent of any outstanding Letter of Credit Obligations; provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last in such order as Agent may determine, subject to the Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.
(b)    [Reserved.]
(c)    In the event of any issuance of Indebtedness (other than Permitted Indebtedness) by any Loan Party, the Borrower shall, no later than five (5) Business Days after the receipt by the Borrower of the Net Proceeds from any such issuance or incurrence of Indebtedness, repay the Advances in an amount equal to the Net Proceeds of such issuance of Indebtedness. Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.
(d)    All proceeds received by Loan Parties or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Loan Party (to the extent the Term Loans has not been paid in full, constituting ABL Priority Collateral), or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof, provided however, that if the Borrower shall deliver to the Agent a certificate of a senior officer of the Borrower to the effect that the applicable Loan Party’s intent to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds to acquire similar assets subject to such event and certifying no Default has occurred and is continuing or would result therefrom then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate.
2.21.    Use of Proceeds.
(a)    The proceeds of the Advances and the Letters of Credit shall be used to (i) repay or refinance existing Indebtedness, (ii) pay fees and expenses relating to this transaction, and (iii) provide for working capital and general corporate purposes.
(b)    Without limiting the generality of Section 2.21(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.
2.22.    Defaulting Lender.
(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)    1) except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(ii)    fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.
(iii)    if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:
(A)     Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, the Borrower’s obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;
(C)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;
(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and
(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and
(iv)    so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Swing Loan Lender or Issuer, as applicable, is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by the Borrower in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).
(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage.
(d)    Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)    In the event that Agent, the Borrower, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.
(f)    If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Loan Parties or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
2.23.    Payment of Obligations. Agent may charge to the Borrower’s Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder or under any Other Document (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Swing Loans made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.
2.24 Increase in Maximum Revolving Advance Amount
(a)The Borrower may, at any time prior to the fourth (4th) anniversary of the Closing Date, request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this

Agreement and providing a Revolving Commitment Amount hereunder, subject to the following terms and conditions:
(i)No current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;
(ii)The Borrower may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by the Borrower;
(iii)There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;
(iv)After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $65,000,000;
(v)The Borrower may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than two (2) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000;
(vi)The Borrower shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of its corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by the Borrower, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by the Borrower herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by the Borrower as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and the Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;
(vii)The Borrower shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Commitment Amount;
(viii)Any New Lender shall be subject to the approval of Agent and Issuer;
(ix)Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and the Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(x)Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.24 pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.
(b)On the effective date of such increase, (i) the Borrower shall repay all Revolving Advances then outstanding, subject to the Borrower’s obligations under Sections 3.7, 3.9, or 3.10; provided that subject to the other conditions of this Agreement, the Borrower may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24.
(c)On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).
(d)On the effective date of such increase, the Borrower shall pay all costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, the Borrower and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).
III.    INTEREST AND FEES.
3.1.    Interest. Interest on Advances shall be payable in arrears on the first day Business Day of each month with respect to Domestic Rate Loans and, with respect to Term SOFR Rate Loans, at (a) the end of each Interest Period, and (b) for Term SOFR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Notwithstanding the foregoing, interest accruing on Domestic Rate Loans from the Closing Date until the last day of the month in which the Closing Date occurs (the “Closing

Month”), shall be payable on the last day Business Day of the month following the Closing Month. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to with respect to Revolving Advances and Swing Loans, the applicable Revolving Interest Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Term SOFR Rate shall be adjusted with respect to Term SOFR Rate Loans without notice or demand of any kind on the effective date of any change in the SOFR Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), (i) the Obligations other than Term SOFR Rate Loans shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two percent (2%) per annum and (ii) Term SOFR Rate Loans shall bear interest at the Revolving Interest Rate for Term SOFR Rate Loans plus two percent (2%) per annum (as applicable, the “Default Rate”).
3.2.    Letter of Credit Fees.
(a)    The Borrower shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin and SOFR Adjustment for Revolving Advances consisting of Term SOFR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (it being understood and agreed that in no event shall the fee under this subsection (x) in respect of any Letter of Credit be less than the Agent’s minimum fee in effect from time to time) and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the “Letter of Credit Fees”). In addition, the Borrower shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.
(b)    At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), the Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and the Borrower hereby irrevocably authorizes Agent, in its discretion, on the Borrower’s behalf and in the Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by the Borrower, in the amounts required to be made by the Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of the Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and the Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and the hereby waives any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Each Loan Party hereby assigns, pledges and grants to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of such Loan Party in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. The Borrower agrees that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.
3.3.    Facility Fee.
(a)    [Reserved].

(b)    If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Maximum Loan Amount, then the Borrower shall pay to Agent, for the ratable benefit of Lenders, a fee at a rate equal to one quarter of one percent (0.25%) per annum for each such day the amount by which the Maximum Loan Amount on such day exceeds such Usage Amount (the “Facility Fee”). Such Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter, and on the last day of the Term with respect to each day in the previous calendar quarter or portion thereof ending on such date, as applicable.
3.4.    Fees.
(a)    [Reserved].
(b)    [Reserved].
(c)    The Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
(d)    All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by the Borrower.
3.5.    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.
3.6.    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by the Loan Parties; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Loan Parties and the provisions hereof shall be deemed amended to provide for such permissible rate.
3.7.    Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any Term SOFR Rate Loans)

with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
(a)    subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term SOFR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);
(b)    impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(c)    impose on Agent, Swing Loan Lender, any Lender or Issuer any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Loan Parties shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be , provided that the foregoing shall not apply to increased costs which are reflected in the Term SOFR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to the Borrower, and such certification shall be conclusive absent manifest error.
3.8.    Alternate Rate of Interest.
3.8.1.     Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
(a)    reasonable means do not exist for ascertaining the Term SOFR Rate for any Interest Period; or
(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding Term SOFR Rate Loan, a proposed Term SOFR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Term SOFR Rate Loan; or

(c)    the making, maintenance or funding of any Term SOFR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or
(d)    the Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the funding, establishment, or maintenance of any Term SOFR Rate Loan during the applicable Interest Period, and Lenders have provided notice of such determination to Agent, then Agent shall give the Borrower prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested Term SOFR Rate Loan shall be made as a Domestic Rate Loan, unless the Borrower shall notify Agent no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Rate Loan, (ii) any Domestic Rate Loan or Term SOFR Rate Loan which was to have been converted to an affected type of Term SOFR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if the Borrower shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Rate Loan, and (iii) any outstanding affected Term SOFR Rate Loans shall be converted into a Domestic Rate Loan, or, if the Borrower shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Rate Loan, shall be converted into an unaffected type of Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Term SOFR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Rate Loan or maintain outstanding affected Term SOFR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Term SOFR Rate Loan into an affected type of Term SOFR Rate Loan.
3.8.2.    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of

“Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of, (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document except, in each case, as expressly required pursuant to this Section.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate or based on a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of

“Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for conversion to or continuation of an Advance to be made, converted, or continued at the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Domestic Rate Loan or conversion to a Domestic Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination thereof.

(f)    Certain Defined Terms. As used in this Section:

    “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of this Section .

“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)    the sum of (A) Daily Simple SOFR and (B) the SOFR Adjustment for a 1-month Interest Period;

(2)    the sum of: (A) the alternate benchmark rate that has been selected by the Agent and the Loan Parties, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents; provided further that any Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustments, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by a Governmental Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over the Agent announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily SOFR, as applicable, or if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.9.    Capital Adequacy.

(a)    In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any Term SOFR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, the Borrower shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.
(b)    A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to the Borrower shall be conclusive absent manifest error.
3.10.    Taxes.
(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Loan Parties shall be required by

Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Loan Parties shall make such deductions, and (iii) Loan Parties shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
(b)    Without limiting the provisions of Section 3.10(a) above, Loan Parties shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.
(c)    Each Loan Party shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Loan Parties by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Body, Loan Parties shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Loan Parties (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Loan Parties or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any

Lender, if requested by Loan Parties or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Loan Parties or Agent as will enable Loan Parties or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Loan Parties and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Loan Parties or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(i)    two (2) duly completed valid originals of IRS Form W-8ECI,
(ii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
(iii)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Loan Parties to determine the withholding or deduction required to be made, or
(iv)    To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.
(f)    If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Loan Parties (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Loan Party sufficient for Agent and Loan Parties to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.
(g)    If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section, it shall pay to Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Loan Parties, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other Person.
3.11.    Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Loan Parties for (or if Loan Parties are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain Term SOFR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Loan Parties may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Loan Parties to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Loan Parties in obtaining a replacement Lender satisfactory to Agent and Loan Parties (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
IV.    COLLATERAL: GENERAL TERMS
4.1.    Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall provide Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.
4.2.    Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located with a fair market value in excess of $250,000, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.    Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to the Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.
4.4.    Ownership and Location of Collateral.
(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s equipment and Inventory shall be located as set forth on Schedule 4.4 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and equipment to the extent permitted in Section 7.1(b) hereof.
(b)    (i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5.    Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except for Dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.
4.6.    Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its sole discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business; provided, however, that if no Event of Default shall have occurred and is continuing, Loan Parties shall not be required to reimburse Agent for more one inspection in any trailing 12 month period unless Undrawn Availability is less than fifteen percent (15%) of the Maximum Loan Amount at any time, in which case Loan Parties shall be required to reimburse Agent for two inspections in any trailing 12 month period absent an Event of Default.
4.7.    Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Loan Parties’ assets; provided, however, that if no Event of Default shall have occurred and is continuing, Loan Parties shall not be required to reimburse Agent for more one appraisal in any trailing 12 month period unless Undrawn Availability is less than fifteen percent (15%) of the Maximum Loan Amount at any time, in which case Loan Parties shall be required to reimburse Agent for two appraisal in any trailing 12 month period absent an Event of Default. Absent the occurrence and continuance of an Event of

Default at such time, Agent shall consult with Loan Parties as to the identity of any such firm. In the event the value of Loan Parties’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, the Borrower shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.
4.8.    Receivables; Deposit Accounts and Securities Accounts.
(a)    Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.
(b)    Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.
(c)    Each Loan Party’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by the Borrower of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.
(d)    Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)    At any time following the occurrence and during the continuance of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Borrower’s Account and added to the Obligations.
(f)    Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remains unpaid.
(g)    Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.
(h)    All proceeds of Collateral and other amounts at any time received by any Borrower shall be deposited by Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Loan Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which, during a Cash Dominion/Increased Reporting Period, directs such Blocked Account Bank to transfer such funds so deposited on a daily basis (or at other times acceptable to Agent) to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and the Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to (A) during a Cash Dominion/Increased Reporting Period, relieve the Eligible Receivables associated with such funds as set forth in the then current Borrowing Base Certificate, and (B) during a Cash Dominion/Increased Reporting Period, the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.
(i)    No Borrower will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.
(j)    All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j). No Borrower shall open any new deposit account, securities account or investment account unless (i) Loan Parties shall have given at least thirty (30) days prior written notice to Agent and Agent has consented in writing, and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.
4.9.    Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.
4.10.    Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Borrower shall use or operate the equipment in violation of any law, statute, ordinance, code, rule or regulation.
4.11.    Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
4.12.    Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.
V.    REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants as follows:
5.1.    Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any

Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, and where the failure to obtain such Consents would not reasonably be expected to have a Material Adverse Effect, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including the Term Loan Documents.
5.2.    Formation and Qualification.
(a)    Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on such Loan Party. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.
(b)    The only Subsidiaries of the Loan Parties are listed on Schedule 5.2(b).
5.3.    Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
5.4.    Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal, state and material local tax returns and other material reports required by law to have been filed and has paid all taxes, assessments, fees and other governmental charges that are due and payable except as may be Properly Contested by such Loan Party. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
5.5.    Financial Statements.
(a)    The pro forma balance sheet of the Loan Parties on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Loan Parties on a Consolidated Basis as of the Closing Date after giving effect to the

Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of the Borrower. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.
(b)    The twelve-month cash flow and balance sheet projections of Loan Parties on a Consolidated Basis, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of the Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that no assurance can be given that the projections will be realized). The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.
(c)    The consolidated and consolidating balance sheets of Loan Parties, and such other Persons described therein, as of December 31, 2023, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of Loan Parties at such date and the results of their operations for such period). Since September 30, 2024 there has been no change in the condition, financial or otherwise, of Loan Parties as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Loan Parties, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.
5.6.    Entity Names. No Borrower has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
5.7.    O.S.H.A. Environmental Compliance; Flood Insurance.
(a)    Except as set forth on Schedule 5.7 hereto, each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, except to the extent such citations, notices or orders would not reasonably be expected to have a Material Adverse Effect.

(b)    Except as set forth on Schedule 5.7 hereto, each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect, except to the extent the failure to obtain such licenses, certificates or permits would not reasonably be expected to have a Material Adverse Effect.
(c)    During the past five (5) years, and except as set forth on Schedule 5.7 hereto or that could not reasonably be expected to have a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property including any premises owned, leased or occupied by any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.
(d)     All Real Property owned by Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.
5.8.    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.
(a)    (i) After giving effect to the Transactions, each Loan Party will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.
(b)    Except as disclosed in Schedule 5.8(b)(i), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect. No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c)    No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.
(d)    No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA)

has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
5.9.    Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or utilized by any Loan Party: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the Intellectual Property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Borrower is aware of any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained in a manner reasonably determined by such Loan Party so as to preserve the value thereof from the date of creation or acquisition thereof.
5.10.    Licenses and Permits. Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in such compliance with and to procure such licenses or permits could not reasonably be expected to have a Material Adverse Effect.
5.11.    Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Material Indebtedness or under any instrument or agreement under or subject to which any Material Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
5.12.    [Reserved].
5.13.    No Burdensome Restrictions. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
5.14.    Employment Matters. There are no strikes or walkouts or union organization of any Loan Party’s employees threatened in writing, or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.
5.15.    Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
5.16.    Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
5.17.    Disclosure. No representation or warranty made by any Loan Party in this Agreement, the Term Loan Documents or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which it is made, not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the transactions contemplated by the Term Loan Documents or this Agreement which could reasonably be expected to have a Material Adverse Effect.
5.18.    Delivery of Term Loan Documents. Agent has received complete copies of the Term Loan Documents and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.
5.19.    [Reserved].
5.20.    Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement which provides for a “walkaway clause” as such term is defined at 12 U.S.C. §§ 1821(e)(8)(G)(iii) or 5390(c)(8)(F)(iii).
5.21.    Business and Property of Loan Parties. No Loan Party will engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses substantially similar, reasonably related, incidental thereto and reasonable expansions and extensions thereof. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.
5.22.    Ineligible Securities. Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.
5.23.    Federal Securities Laws. No Borrower or any of their respective Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.
5.24.    Equity Interests. The authorized and outstanding Equity Interests of each Loan Party, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties. Except as set forth on Schedule 5.24(c), the Loan Parties have not issued any securities convertible into or exchangeable for shares of its respective Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.
5.25.    Commercial Tort Claims. No Loan Party has any commercial tort claims except as set forth on Schedule 5.25 hereto.
5.26.    Letter of Credit Rights. As of the Closing Date, no Loan Party has any letter of credit rights except as set forth on Schedule 5.26 hereto.
5.27.    Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no material defaults currently exist thereunder. Each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.
5.28.    Certificate of Beneficial Ownership.    The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Loan Party on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Loan Party acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.
5.29.    Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could reasonably be expected to cause any Covered Entity to be in violation of, applicable Sanctions and (d) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could reasonably be expected to cause any Covered Entity to be in material violation of, applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, Sanctions or has received a request for information from any Governmental Body regarding International Trade Law or Sanction matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws and Sanctions. Each Loan Party represents and warrants that there is no Blocked Property pledged as Collateral.
5.30.    Anti-Corruption Laws    . Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
VI.    AFFIRMATIVE COVENANTS.
Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:
6.1.    Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).
6.2.    Conduct of Business and Maintenance of Existence and Assets. (a) maintain all of its material properties useful or reasonably necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), (b) keep in full force and effect its legal existence and (c) make all such material reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its material rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.3.    Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.
6.4.    Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes except (a) to the extent being Properly Contested or (b) in respect of any such taxes, assessments or other Charges which do not exceed $1,000,000 in the aggregate. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that the Borrower has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to the Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.
6.5.    Financial Covenants.
(a)    Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter immediately preceding the commencement of a Financial Testing Period for which Agent has received or was required to receive financial statements pursuant to Section 9.8 hereof, and each fiscal quarter thereafter until such Financial Testing Period terminates, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.0, measured on a trailing four (4) quarter basis.
6.6.    Insurance.
(a)    (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least ten (10) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). Except as otherwise provided herein, in the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.
(b)    Each Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(c)    If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to the Borrower’s Account and constitute part of the obligations.
6.7.    Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

6.8.    Environmental Matters.
(a)    Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws, except to the extent the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
(b)    Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws. All potential material violations and material violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.
(c)    Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by the Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.
(d)    In the event that Agent in good faith has reason to believe that a material Release has occurred on any Real Property (owned or leased), Loan Parties shall, at Agent’s request in its Permitted Discretion provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9.    Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7 and 9.8 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).
6.10. Repatriation. Cause each of their direct and indirect Subsidiaries to repatriate cash to Borrower through the methods currently and historically being utilized by the Loan Parties including through dividends. Following the occurrence and during the Event of Default, at Agent’s request, each Loan Party shall cause each of its direct and indirect Foreign Subsidiaries to repatriate (or caused to be repatriated) cash generated by such direct and indirect Foreign Subsidiary and all its direct and indirect subsidiaries to the Borrower to the fullest extent permitted by Applicable Law in such amounts as Agent determines to be necessary to enable Borrower to service Borrower’s Indebtedness and operate Borrower’s businesses. Notwithstanding any other provisions of this Agreement, to the extent that the repatriation to the United States of any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary, the Net Proceeds of any casualty, condemnation or taking incurred by a Foreign Subsidiary or net income of any Foreign Subsidiary would be (x) prohibited or delayed by applicable local law or give rise to a risk of personal or criminal liability for the directors of such Foreign Subsidiaries or (y) restricted by applicable constituent documents, each Loan Party hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation.
6.11.    Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.
6.12.    Post-Closing.
(a)    On or before the 90th day following the Closing Date, deliver to Agent fully executed control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to the Blocked Accounts.
(b)    On or before the 90th day following the Closing Date, Agent shall have received Lien Waiver Agreements requested and required by Agent with respect to certain locations or places at which Inventory, Equipment and books and records are located.
(c)    On or before the 30th day following the Closing Date, deliver evidence satisfactory to Agent of termination, amendment or discharge, as applicable, of the following Uniform Commercial Code financing statements:
    (i)    filing #20210927000839-9 filed by VFI KR SPE I LLC against Autocam;
    (ii)    filing #20217692529 filed by VFI KR SPE I LLC against NN;

    (iii)    filing #OH00256674005 filed by VFI KR SPE I LLC against Whirlaway; and
    (iv)     filing #20204240240 filed by Citibank, N.A. against NN.
(d)    On or before the 30th day following the Closing Date, deliver evidence satisfactory to Agent of the filing in the United States Patent and Trademark Office of a termination and release of security interests in patents with respect to an outstanding security interest among Holmed, Premco and SunTrust Bank, that was recorded on May 8, 2018 at reel/frame 046091/0704
(e)    On or before the 60th day following the Closing Date, use commercially reasonable efforts to cause a subordination agreement, in form and substance reasonably satisfactory to Agent, to be delivered to Agent, executed by Tenet Equity Funding SPE III, LLC, a Delaware limited liability company and acknowledged and agreed to by the Loan Parties.
6.13.    Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.
6.14.    Membership / Partnership Interests. Designate and cause all of its Subsidiaries to (a) designate their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable, and deliver to Agent all original certificates evidencing such Equity Interests, together with transfer powers executed in blank.
6.15.    Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
6.16.    Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.
6.17.    Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws. (a) immediately notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate on behalf of such Covered Entity in connection with this Agreement.
VII.    NEGATIVE COVENANTS.
No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement:
7.1.    Merger, Consolidation, Acquisition and Sale of Assets.
(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of all of the assets or Equity Interests of any Person or consummate an LLC Division or permit any other Person to consolidate with or merge with it, except (i) any Loan Party may merge, consolidate or reorganize with another Borrower or acquire the assets or Equity Interest of another Borrower so long as such Loan Party provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization and (ii) Permitted Acquisitions.
(b)    Dispose of any of its properties or assets, except (i) (a) the sale of Inventory in the Ordinary Course of Business and (b) the Disposition of immaterial obsolete and worn-out equipment in the Ordinary Course of Business and only to the extent that the proceeds of which are remitted to Agent to be applied pursuant to Section 2.20; (ii) Dispositions of Receivables in connection with the compromise, settlement or collection thereof in the Ordinary

Course of Business; (iii) Dispositions of Permitted Investments; (iv) Sale and Leaseback Transactions permitted by Section 7.11; (v) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; (vi) the sale of Receivables owing by a Customer of a Loan Party to a Supplier Financing Intermediary under a Supplier Financing Agreement so long as (A) such Supplier Financing Agreement is in full force and effect at the time of any such sale, (B) all proceeds of such sale are deposited into a deposit account subject to a control agreement, (C) no Default or Event of Default is continuing immediately prior or after giving effect to such transaction or would result from such transaction, (D) all such Receivables owing by such Customer of a Loan Party are not included in the Formula Amount, and (E) the Borrower delivers an updated Borrowing Base Certificate as required pursuant to Section 9.2, (vii) Dispositions of the GMF Collateral and (viii) Dispositions of Equity Interests issued by the Borrower.
7.2.    Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.
7.3.    Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees of the performance obligations of any Subsidiary of a Loan Party made in the Ordinary Course of Business (and not guarantees of Indebtedness), and other guarantees made in the Ordinary Course of Business, together with Permitted Loans made pursuant to clause (d)(ii)(y) of the definition of Permitted Loans, up to an aggregate amount of $15,000,000, (c) guarantees by any Loan Party of the Indebtedness or obligations of any other Loan Party to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, and (d) the endorsement of checks in the Ordinary Course of Business.
7.4.    Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.
7.5.    Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.
7.6.    [Reserved].
7.7.    Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party other than Permitted Dividends. With respect to tax distributions permitted pursuant to this Section, in the event (x) the actual distribution to members made pursuant to this Section exceeds the actual income tax liability of any member due to such Loan Party’s status as a limited liability company, or (y) if such Loan Party was a subchapter C corporation, such Loan Party would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Loan Party is a limited liability company, then the members shall repay such Loan Party the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Loan Party (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member, then such Loan Party shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of such Loan Party held or controlled by, directly or indirectly, such member until such payment has been made.
7.8.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than the following (collectively, the “Permitted Indebtedness”):
(a)    the Obligations;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 7.8(b) and any refinancing in respect thereof;
(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness owing by any Subsidiary that is not a Loan Party to any other Loan Party shall not exceed (i) $30,000,000 as of the Closing Date and (ii) $45,000,000 at any time after the Closing Date, which amounts, in each case, cannot be reloaded and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Agent;
(d)    [Reserved];
(e)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (other than with respect to the 2024 Sale and Leaseback Transaction) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $40,000,000 at any time outstanding, of which no more than $26,950,000 shall be used with respect to any sale and leaseback transaction of assets not owned by the Loan Parties or any of their respective Subsidiaries prior to the date such transaction is consummated;
(f)    (i) Indebtedness that represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (j) and (k) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment or security to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to such Original Indebtedness;
(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;
(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;
(i)    so long as the Term Loan is subject to the terms and conditions of the Intercreditor Agreement, the Term Loan in an aggregate amount outstanding under this clause (i) at any time not to exceed the Term Loan Cap (as defined in the Intercreditor Agreement) at any time outstanding and any permitted refinancing (as permitted in the Intercreditor Agreement) thereof;
(j)    Indebtedness of any Person that becomes a Subsidiary of a Loan Party after the date hereof pursuant to a Permitted Acquisition and any Refinance Indebtedness in respect thereof; provided that (i) such Indebtedness is existing at the time such Person becomes a Subsidiary of such Loan Party (and is not incurred in contemplation of such Person’s becoming a Subsidiary of such Loan Party), (ii) no Event of Default has occurred and is continuing, (iii) after giving pro forma effect thereto and to the application of the proceeds thereof (but disregarding any costs constituting proceeds thereof for the purposes of netting), the Borrower and its Subsidiaries shall be in pro forma compliance with (A) the Payment Conditions and (B) the Consolidated Net Leverage Ratio required pursuant to Section 7.14 of the Term Loan Credit Agreement, (iv) such Indebtedness is either secured by a Lien on the Collateral that is junior to the Liens securing the Obligations or is unsecured and (v) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (j) that is (A) secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding and (B) unsecured, the amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding;
(k)    Indebtedness under any Swap Obligation, so long as such Swap Obligation shall have been entered into in the Ordinary Course of Business and not for speculative purposes;

(l)    Indebtedness incurred in connection with the financing of insurance premiums, in an aggregate amount not to exceed $5,000,000 at any time outstanding;
(m)    the obligations (which shall not constitute Indebtedness for borrowed money) under any Supplier Financing Agreement, in an aggregate amount for all such obligations under this clause (m) not to exceed $20,000,000 in the aggregate; and
(n)    other Indebtedness in an aggregate principal amount for the Borrower and all of its Subsidiaries not to exceed $15,000,000 at any time outstanding; provided that, to the extent such Indebtedness is secured, it may only be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and subject to (i) no Event of Default has occurred and is continuing and (ii) after giving pro forma effect thereto (and to any Indebtedness incurred in connection therewith), the Borrower and its Subsidiaries shall be in compliance with the Consolidated Net Leverage Ratio as set forth in the Term Loan Credit Agreement (as in effect on the Effective Date or as amended with the consent of the Agent).
7.9.    Nature of Business. Substantially change the nature of the business in which it is presently engaged and all businesses reasonably related thereto, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.
7.10.    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Loan Parties of dividends and distributions permitted under Section 7.7 hereof and (iii) transactions disclosed to Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.
7.11.    Sale and Leaseback Transactions. No Loan Party will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”) except for (i) Sale and Leaseback Transactions with respect to Term Loan Priority Collateral owned by such Loan Party as of the Closing Date and (ii) any such sale of any fixed or capital assets by the Borrower or any Subsidiary, provided that the each of the transactions described in (i) and (ii) shall be made for cash consideration in an amount not less than the fair value of such property and consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction or sale of such property.

7.12.    Subsidiaries.
(a)    Form any Subsidiary unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) at Agent’s discretion, (x) expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Loan Parties hereunder, under the Notes and under any other agreement between any Loan Party and Lenders, or (y) becomes a Guarantor with respect to the Obligations and executes a Guarantor Security Agreement in favor of Agent, and (iii) Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.
(b)    Enter into any partnership, joint venture or similar arrangement except for the arrangements set forth on Schedule 7.12(b).
7.13.    Fiscal Year and Accounting Changes. Change its fiscal year from a calendar year or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.
7.14.    Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Loan Party’s business operations as conducted on the Closing Date.
7.15.    Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (z) in any case under clause (iv), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.
7.16.    Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination

Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.
7.17.    Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, except prepayment with respect to Excess Cash Flow (as defined in the Term Loan Credit Agreement as of the date hereof) as required by the Term Loan Agreement as of the date hereof and voluntary prepayments under the Term Loan Agreement, so long as, prior to and after giving effect to such prepayment Payment Conditions are satisfied.
7.18.    Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws. Do any of the following, nor permit its directors and officers, and any employee, agent, or affiliate acting on behalf of such Loan Party in connection with this Agreement, nor permit such Loan Party’s Subsidiaries, to: (a) become a Sanctioned Person; (b) directly or indirectly provide, use, or make available the proceeds of any Advance hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law (including the Agent, Issuer, any Lender, underwriter, advisor, investor, or otherwise) or (iv) in violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay any Advance with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.
7.19.    Distribution of Proceeds of Advances. Directly or indirectly provide, use, or make available the proceeds of any Advance hereunder to any of such Loan Party’s Subsidiaries that is not party to this Agreement.
7.20.    [Reserved].
7.21.    Other Agreements. Enter into any amendment, waiver or modification of the Term Loan Documents or any related agreements except to the extent permitted by the Intercreditor Agreement.
VIII.    CONDITIONS PRECEDENT.
8.1.    Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by

Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
(a)    Note. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Loan Party;
(b)    Other Documents. Agent shall have received each of the executed Other Documents, as applicable;
(c)    Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(c).
(d)    Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;
(e)    Intercreditor Agreement. Agent shall have entered into Subordination Agreements with Loan Parties and Term Loan Agent;
(f)    Borrowing Base. Agent shall have received evidence from Loan Parties that the aggregate amount of Eligible Receivables, Eligible Investment Grade Receivables, Eligible Insured Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by the Borrower on the Closing Date;
(g)    Undrawn Availability. After giving effect to the initial Advances hereunder, Loan Parties shall have Undrawn Availability, plus Unrestricted Cash of at least $20,000,000;
(h)    Blocked Accounts. Loan Parties shall have opened the Depository Accounts with Agent;
(i)    Term Loan Documents. Agent shall have received final executed copies of the Term Loan Documents, and all related agreements, documents and instruments as in effect on the Closing Date all of which shall be satisfactory in form and substance to Agent;
(j)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto or will be filed promptly following closing;

(k)    Reserved.
(l)    Secretary’s Certificates, Authorizing Resolutions and Good Standings of Loan Parties. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Loan Party is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Loan Parties as provided for herein), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;
(m)    [Reserved];
(n)    Legal Opinion. Agent shall have received the executed legal opinion of Dentons US LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;
(o)    No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents, the Term Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
(p)    Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles and equipment of each Loan Party and all books and records in connection therewith;

(q)    Fees and Expenses. Agent and Lenders shall have received all fees payable to Agent and/or Lenders, which are due on or prior to the Closing Date hereunder or under any Other Document, and reimbursement of all costs and expenses incurred as of the Closing Date which are payable or reimbursable under this Agreement or any Other Document and for which reimbursement has been requested;
(r)    Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;
(s)    Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Loan Parties’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;
(t)    Prior Indebtedness.    A payoff letter, in form and substance satisfactory to Agent, together with written authorization that permits the Loan Parties or Agent (if delegated by the Loan Parties) to file such Uniform Commercial Code termination, releases of mortgage Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of the existing lender securing the prior indebtedness which is to be indefeasibly paid in full on or prior to the Closing Date, as Agent may request, duly executed and in recordable form, if applicable, and otherwise in form and substance satisfactory to Agent.
(u)    Payment Instructions. Agent shall have received written instructions from the Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;
(v)    Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;
(w)    No Adverse Material Change. (i) Since December 31, 2023, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
(x)    Contract Review. Agent shall have received and reviewed all Material Contracts of the Loan Parties including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(y)    Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and Anti-Money Laundering Laws;
(z)    Certificate of Beneficial Ownership; USA Patriot Act Diligence. Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(aa)    Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.
8.2.    Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);
(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and
(c)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.
Each request for an Advance by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.
IX.    INFORMATION AS TO LOAN PARTIES.
The Borrower shall, or (except with respect to Section 9.11) shall cause each Loan Party on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.    Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or material disputes asserted by any Customer or other obligor.
9.2.    Schedules. Deliver to Agent on or before the twentieth (20th) day of each month as and for the prior month (or on the Tuesday of each, for the prior week during a Cash Dominion/Increased Reporting Period) (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, upon the Agent’s request, each Loan Party will promptly deliver to Agent: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.
9.3.    Environmental Reports.
(a)    Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of the Borrower stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all applicable Environmental Laws. To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.
(b)    In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental

Complaint”) from any Person, including any Governmental Body, in each case where the facts underlying such occurrence described in the preceding clause would reasonably be expected to result in a Material Adverse Effect, then the Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.
(c)    The Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials, where the facts underlying such occurrence described in the preceding clause would reasonably be expected to result in a Material Adverse Effect and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Agent until the claim is settled. The Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.
9.4.    Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.
9.5.    Material Occurrences. Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any default or event of default under the Term Loan Documents, (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (e) each and every default by any Loan Party which might result in the acceleration of the maturity of any Material Indebtedness, including the names and addresses of the holders of such Material Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Material Indebtedness; (f) [reserved]; (g) [reserved] and (h) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6.    Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.
9.7.    Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Loan Parties, financial statements of Loan Parties on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to Agent (the “Accountants”). In addition, the reports shall be accompanied by a Compliance Certificate.
9.8.    Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Loan Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.
9.9.    Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month, an unaudited balance sheet of the Loan Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The reports shall be accompanied by a Compliance Certificate.
9.10.    [Reserved].
9.11.    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Loan Parties including (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.
9.12.    Projected Operating Budget. Furnish Agent, no later than thirty (30) days after the beginning of each Loan Party’s fiscal year commencing with fiscal year 2025, a month by month projected operating budget and cash flow of Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.
9.13.    Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.
9.14.    Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party if copies thereof are requested by Agent.
9.15.    ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the

Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.
9.16.    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.
9.17.    Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property), 5.24 (Equity Interests), 5.25 (Commercial Tort Claims), and 5.26 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement. Promptly provide to Agent notice of any new senior officer or manager of any Loan Party and such documentation with respect thereto, including incumbency certificates, as Agent may request to conduct its applicable due diligence with respect to such person.
9.18.    Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.

X.    EVENTS OF DEFAULT.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
10.1.    Nonpayment. Failure by the Borrower to pay (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9) when due, or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment and such failure solely with respect to clause (b) shall continue unremedied for a period of two (2) Business Days (it being acknowledged and agreed that such grace period does prevent Agent from making an Advance for such amount on the original due date).
10.2.    Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;
10.3.    Financial Information. Failure by any Loan Party to (i) furnish financial information when due or when requested or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;
10.4.    Judicial Actions and Seizures. (I) Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Inventory or Receivables or (b) against a material portion of any Loan Party’s other property or (II) (a) the seizure, garnishment or taking by a Governmental Body, or any Loan Party, of any portion of the Collateral, or (b) the title and rights of any Loan Party or any pledgor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Document;
10.5.    Noncompliance. In Sections 10.1, 10.3 and 10.5(ii), (i) failure of any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or any other agreement or arrangement, now or hereafter entered into between any Loan Party or such Person, and Agent or any Lender, or (ii) failure of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11, 6.13, 9.4 or 9.6 hereof which is not cured within twenty (20) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Agent to the Borrower;
10.6.    Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Loan Party for an aggregate amount in excess of $5,000,000 or against all Loan Parties for an aggregate amount in excess of $5,000,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party shall be senior to any Liens in favor of Agent on such assets or properties;
10.7.    Bankruptcy. Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
10.8.    [Reserved];
10.9.    Lien Priority. Any Lien created hereunder or in any Other Document or any for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);
10.10.    Cross Default. Either (x) any specified “event of default” under any Material Indebtedness (other than the Obligations) of any Loan Party, or any other event or circumstance which would permit the holder of any such Material Indebtedness of any Loan Party to accelerate such Material Indebtedness (and/or the obligations of Borrower thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Material Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;
10.11.    Term Loan Default. An event of default has occurred under the Term Loan Documents, which default shall not have been cured or waived within any applicable grace period, or if any Person party to the Intercreditor Agreement breaches or violates, or attempts to terminate or challenge the validity of, such agreement;
10.12.    Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement or Pledge Agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement or Pledge Agreement;

10.13.    Change of Control. Any Change of Control shall occur;
10.14.    Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;
10.15.    [Reserved].
10.16.    Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or
10.17.    Anti-Money Laundering/International Trade Law Compliance. Any representation, warranty or covenant contained in Sections 5.29, 5.30, 6.17, 7.18 and 7.19 is or becomes false or misleading at any time.
XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
11.1.    Rights and Remedies.
(a)    Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)) or Section 10.4, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with any Collateral for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Collateral and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.
(b)    To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).
11.2.    Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.
11.3.    Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Agent, although the Agent may enter such setoff on its books and records at a later time.
11.4.    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
11.5.    Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;
SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;
FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;
SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);
SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof).
EIGHTH, to payment or cash collateralization of Cash Management Liabilities and Hedge Liabilities, to the extent not provided for above.
NINTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “EIGHTH” above;
TENTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “NINTH”; and
ELEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH”, “NINTH”, “TENTH” AND “ELEVENTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH” and “NINTH” above in the manner provided in this Section 11.5.
XII.    WAIVERS AND JUDICIAL PROCEEDINGS.
12.1.    Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
12.2.    Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
12.3.    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
XIII.    EFFECTIVE DATE AND TERMINATION.
13.1.    Prepayment. The Borrower may terminate this Agreement at any time upon ten (10) days’ prior written notice upon payment in full of the Obligations.

13.2.    Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated, and the commitments of Lenders hereunder and this Agreement have been terminated and (b) each of the Borrowers and Guarantors have released the Secured Parties from and against any and all claims of any nature whatsoever that any Borrower or Guarantor may have against the Secured Parties. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been indefeasibly paid and performed in full after the termination of this Agreement or each Loan Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.
XIV.    REGARDING AGENT.
14.1.    Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3 and 3.4), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto. The Lenders hereby irrevocably authorize the Agent to release any Liens granted to the Agent by the Loan Parties on any Collateral (i) upon the payment in full of all Obligations, and the cash collateralization of all Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Agent is authorized to release any Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease that has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to this Article XIV. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Agent of documents in connection with any such release shall be without recourse to or warranty by the Agent.
14.2.    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to the Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.
14.3.    Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.
14.4.    Resignation of Agent; Successor Agent. Agent may resign on thirty (30) days written notice to each Lender and the Borrower and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to the Borrower (provided that no notice to or approval of the Borrower shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including Pledge Agreement and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).
14.5.    Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.
14.6.    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.
14.7.    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or the Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
14.8.    Indemnification. To the extent Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). All amounts due under this Section 14.8 shall be payable not later than ten (10) days after demand therefor.
14.9.    Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
14.10.    Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11.    Loan Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
14.12.    No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti Money Laundering Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Money Laundering Law.
14.13.    Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
14.14.    Erroneous Payments.
(a)    If the Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b),

(c)    Each Lender, Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.

14.15.    Certain ERISA Matters.
Each Lender (x) represents and warrants, as of the date such Person become a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general separate accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower or Guarantor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Other Document or any other documents related hereto or thereto).
XV.    LOAN GUARANTY.
15.1.    Guaranty. Each Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all documented (in summary form) and invoiced costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Agent and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Hedge Liabilities of such Guarantor for purposes of determining any obligations of any Guarantor). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
15.2.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Agent or any Lender to sue the Borrower, any Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
15.3.    No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than payment in full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed

Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights that any Guarantor may have at any time against any Obligated Party, the Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of Applicable Law purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)    Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than payment in full of the Guaranteed Obligations).
15.4.    Defenses Waived. To the fullest extent permitted by Applicable Law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Guarantor or any other Obligated Party, other than payment in full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been paid in full. To the fullest extent permitted by Applicable Law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to Applicable Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
15.5.    Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Agent and the Lenders.
15.6.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Agent.
15.7.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
15.8.    Termination. Each of the Lenders may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 15.8 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article X hereof as a result of any such notice of termination.
15.9.    Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Body in accordance with Applicable Law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Agent or Lender (as the case may be) receives the amount it would have received had no such withholding been made.
15.10.    Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution that such Guarantor may have under this Loan Guaranty, any other agreement or Applicable Law shall be taken into account.
15.11.    Contribution. To the extent that any Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the payment in full of the Guaranteed Obligations and the termination of this Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions. This Section 15.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 15.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing. The rights of the indemnifying Guarantors against other Guarantors under this Section 15.11 shall be exercisable upon the payment in full of the Guaranteed Obligations and the termination of this Agreement.
15.12.    Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XV is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent and the Lenders under this Agreement and the Other Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
XVI.    MISCELLANEOUS.
16.1.    Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to the Borrower at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon the Borrower which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.
16.2.    Entire Understanding.
(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this

Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)    Required Lenders, Agent with the consent in writing of Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:
(i)    increase the Revolving Commitment Percentage or Revolving Commitment of any Lender without the consent of such Lender directly affected thereby;
(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));
(iii)    except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of all Lenders;
(iv)    alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;
(v)    alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;
(vi)    release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 without the consent of all Lenders;
(vii)    change the rights and duties of Agent without the consent of all Lenders;
(viii)    subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders;
(ix)    increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders; or
(x)    release any Guarantor or Borrower without the consent of all Lenders.
(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from the Borrower. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.
(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables,” or “Eligible Inventory,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
(f)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by the Borrower and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to the Borrower on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement (the “Protective Advances”). Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
16.3.    Successors and Assigns; Participations; New Lenders.
(a)    This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement (including, in each case, by way of an LLC Division) without the prior written consent of Agent and each Lender.

(b)    Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) the Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with such Borrower’s prior written consent, and (ii) in no event shall the Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.
(c)    Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.
(d)    Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. The Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)    Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.
(f)    Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g)    Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
16.4.    Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
16.5.    Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Money Laundering Law by any Loan Party, any Affiliate or Subsidiary of any Loan Parties, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Loan Party, any Affiliate or Subsidiary of any Loan Parties, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith. All amounts due under this Section 16.5 shall be payable not later than ten (10) days after demand therefor.
16.6.    Notice. Any notice or request hereunder may be given to the Borrower or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:
(a)    In the case of hand-delivery, when delivered;
(b)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
(d)    In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(e)    In the case of electronic transmission, when actually received;
(f)    In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and
(g)    If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to the Borrower or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.
(A)    If to Agent or PNC at:
PNC Bank, National Association
One North Franklin Street
Chicago, IL 60606
Attention: Relationship Manager – NN, Inc.
Telephone: (312) 454-2900
Facsimile: (312) 454-2919

with a copy to:
PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue (Mailstop: P7-PFSC-04-1)
Pittsburgh, Pennsylvania 15219
Attention: Lori Killmeyer
Telephone: (412) 807.7002
Facsimile: (412) 762-8672
with an additional copy to:
Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, PA 19103
Attention: Heather Sonnenberg, Esq.
Facsimile: 215.832.5701
Email: heather.sonnenberg@blankrome.com

(B)    If to a Lender other than Agent, as specified on its Administrative Questionnaire
(C)    If to the Borrower or any Loan Party:

NN, Inc.
6210 Ardrey Kell Road, Suite 120
Charlotte, NC 28277
Attention: Michael Ploch
Telephone: (980) 264-4405

Email: Michael.Ploch@nninc.com; jami.statham@nninc.com; chris.bohnert@nninc.com with a copy to:

Dentons US LLP
2398 E. Camelback Road, Suite 850
Phoenix, AZ 85016-9007
Attention: Shaun M. Klein, Esq.
Telephone: (602) 508-3908
Email: shaun.klein@dentons.com

16.7.    Survival. The obligations of Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
16.8.    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
16.9.    Expenses. Loan Parties shall pay (i) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Loan Party’s or any Loan Party’s Subsidiary’s books, records and business properties.
16.10.    Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
16.11.    Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.
16.12.    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
16.13.    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.
16.14.    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
16.15.    Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its Affiliates and its and their examiners, Affiliates, financing sources, directors, officers, partners, employees, agents, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, (c) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any of the Other Documents, and (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.
16.16.    Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such advertising, print media and promotional materials (including, without limitation, on any of the Agent’s websites) and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate, provided that other than with respect to tombstones or financial league tables, the content of any such announcement shall be reasonably acceptable to the Borrower.
16.17.    Certifications From Banks and Participants; USA PATRIOT Act.
(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.
(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and each Loan Party shall provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Money Laundering Law.

Each of the parties has signed this Agreement effective as of the day and year first above written.
BORROWER:

NN, INC.

By:	/s/ Christopher Bohnert
Name:	Christopher Bohnert
Title:	Chief Financial Officer

GUARANTORS:

WHIRLAWAY CORPORATION
PNC ACQUISITION COMPANY, INC.
PMC USA ACQUISITION COMPANY, INC.
PMC ACQUISITION COMPANY, INC.
NN PRECISION PLASTICS, INC.
BRAININ-ADVANCE INDUSTRIES LLC
WAUCONDA TOOL & ENGINEERING LLC
GENERAL METAL FINISHING LLC
ADVANCED PRECISION PRODUCTS, INC.
HOWESTEMCO, LLC
PREMCO, INC.
PROFILES, INCORPORATED
HOLMED, LLC
SOUTHERN CALIFORNIA TECHNICAL ARTS, INC.;
AUTOCAM CORPORATION;
AUTOCAM-PAX, INC.;
POLYMETALLURGICAL LLC;
NN POWER SOLUTIONS HOLDINGS, LLC;
NN POWER SOLUTIONS, LLC

By:	/s/ Christopher Bohnert
Name:	Christopher Bohnert
Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION,
As Lender and as Agent

By:	/s/ Luke Tripodi
Name:	Luke Tripodi
Title:	Senior Vice President

Revolving Commitment Percentage: 100%
Revolving Commitment Amount: $50,000,000

Exhibit 1.2
Form of Borrowing Base Certificate

On file with Agent

Exhibit 1.2(a)
Form of Compliance Certificate

COMPLIANCE CERTIFICATE

PNC Bank, National Association
One North Franklin Street
Chicago, IL 60606
Attention: Relationship Manager – NN, Inc.

The undersigned, the Chief Financial Officer of NN, INC., a Delaware corporation (the “Borrower”), certifies to PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, “Agent”), and the Lenders (as defined below) that, pursuant to the terms and conditions of that certain Revolving Credit and Security Agreement, dated as of December 30, 2024 (as may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors (as defined therein) party thereto from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and Agent, the Loan Parties are in compliance for the [month / quarter
/ fiscal year] ending     , 202 with all required covenants set forth in the Credit Agreement and no Default or Event of Default exists (if not true, in the “Comments Regarding Exceptions” section below specify the Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the Loan Parties with respect to such Default or Event of Default). Capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Without limiting the foregoing, the undersigned certifies that the Loan Parties are in compliance with the requirements or restrictions imposed by Sections 6.5, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, and 7.10 of the Credit Agreement, except as may be set forth below.

Attached hereto as Schedule A are covenant calculations which show such compliance (or non- compliance) with Section 6.5 of the Credit Agreement.

Compliance status is indicated by circling Yes/No under “Complies” column.

Financial Covenants	Required	Actual	Complies
Section 6.5 (a) – Fixed Charge Coverage Ratio	≥ 1.00 to 1.00	to 1.00	Yes No
Other Covenants		Complies
Section 7.2 – Liens		Yes No
Section 7.3 – Guarantees		Yes No
Section 7.4 – Investments		Yes No
Section 7.5 – Loans		Yes No
Section 7.7 – Dividends		Yes No
Section 7.8 – Indebtedness		Yes No
Section 7.10 – Transactions with Affiliates		Yes No

To my knowledge, each Loan Party is in compliance in all material respects with all applicable Environmental Laws.

Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ operating or other deposit accounts, securities accounts, commodities accounts, and other accounts at which any Loan Party maintains funds or investments, except as set forth below:     .

Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ Intellectual Property, including any applications for any of the foregoing, and including any licenses pursuant to which any Loan Party is a licensee of any of the foregoing, except as set forth below:
    .

Since the date of the last Compliance Certificate, there has been no change to the Loan Parties’ leased locations or to locations of equipment and Inventory (other than those locations permitted in the Credit Agreement), except as set forth below:     .

Since the date of the last Compliance Certificate, there has been no change to any bond posted on behalf of any Loan Party to secure such Loan Party’s performance of any contract, and no new bond has been posted to secure any Loan Party’s performance of any contract, except as set forth below:
    .

Since the date of the last Compliance Certificate, there has been no change to Loan Parties’ Equity Interests except as set forth below:     .

[Attached as Exhibit I hereto are updates to the following schedules as permitted by Section 9.17 of the Credit Agreement]

Comments Regarding Exceptions:     .

[signature page follows]

Very truly yours,

NN, Inc., as Borrower

By:      Name: Christopher Bohnert
Title: Chief Financial Officer

SCHEDULE A TO COMPLIANCE CERTIFICATE

Calculations

EXHIBIT I TO COMPLIANCE CERTIFICATE

Updates to Schedules

Exhibit 2.1(a)
Form of Revolving Credit Note

REVOLVING CREDIT NOTE

$50,000,000    December 30, 2024

FOR VALUE RECEIVED, NN, INC., a Delaware corporation (the “Borrower”, and each other Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), hereby jointly and severally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Holder”), at the Payment Office: (i) at the end of the Term (as defined in the Credit Agreement) and/or (ii) earlier as provided in the Credit Agreement, the principal sum of FIFTY MILLION DOLLARS AND ZERO CENTS ($50,000,000) or such lesser sum which then represents Holder’s Revolving Commitment Percentage of the aggregate unpaid principal amount of all Revolving Advances made or extended to Borrower by Holder pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, together with interest on the principal hereunder remaining unpaid from time to time, at the rate or rates from time to time in effect under the Credit Agreement.

THIS REVOLVING CREDIT NOTE is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement, dated as of the date hereof (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors (as defined therein) party thereto from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrower, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions named therein or which hereafter become a party thereto as lenders (the “Lenders”), and PNC Bank, National Association, in its capacity as agent for Lenders (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever as further set forth in the Credit Agreement.

This Revolving Credit Note is one of the Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayments of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain terms and conditions therein specified.

THIS REVOLVING CREDIT NOTE, AND ALL MATTERS RELATING HERETO OR ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS REVOLVING CREDIT NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS REVOLVING CREDIT

NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND BORROWER HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE BORROWER HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signatures to Follow on Separate Page]

IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note the day and year first written above intending to be legally bound hereby.

BORROWER:

NN, INC.

By: _____________________
Name: Christopher Bohnert
Title: Senior Vice President and Chief Financial Officer

Exhibit 2.4(a)
Form of Swing Loan Note

SWING LOAN NOTE
$5,000,000    December 30, 2024

FOR VALUE RECEIVED, NN, INC., a Delaware corporation (the “Borrower” and each other Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), hereby jointly and severally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Holder”), at the Payment Office, the principal sum of FIVE MILLION DOLLARS AND ZERO CENTS ($5,000,000) or such lesser sum which then represents the aggregate unpaid principal amount of all Swing Loans made or extended to the Borrower by the Holder pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, together with interest on the principal hereunder remaining unpaid from time to time, at the rate or rates from time to time in effect under the Credit Agreement; provided, however, that the entire unpaid principal balance of this Swing Loan Note shall be due and payable in full at the end of the Term, or earlier as provided in the Credit Agreement.

THIS SWING LOAN NOTE is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement, dated as of the date hereof (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors (as defined therein) party thereto from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrower, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions named therein or which hereafter become a party thereto as lenders (the “Lenders”), and PNC Bank, National Association, in its capacity as agent for Lenders (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever as further set forth in the Credit Agreement.

This Swing Loan Note is one of the Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayments of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain terms and conditions therein specified.

THIS SWING LOAN NOTE, AND ALL MATTERS RELATING HERETO OR ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS SWING LOAN NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SWING LOAN NOTE, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT

EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND BORROWER HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE BORROWER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signatures to Follow on Separate Page]

IN WITNESS WHEREOF, the undersigned have executed this Swing Loan Note the day and year first written above intending to be legally bound hereby.

BORROWER:

NN, INC.

By:
Name: Christopher Bohnert
Title: Senior Vice President and Chief Financial Officer
:

Exhibit 2.24
Form of Lender Joinder and Assumption Agreement

LENDER JOINDER AND ASSUMPTION AGREEMENT

This Lender Joinder and Assumption Agreement (this “Joinder”) is made as of [    , 202 ] (the “Effective Date”) by [    ] (the “New Lender”).

Background

Reference is made to the Revolving Credit and Security Agreement, dated as of December 30, 2024 (as may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among NN, Inc., a Delaware corporation (“NN”, and together with each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the Guarantors (as defined therein) party thereto from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for Lenders (in such capacity, “Agent”). Capitalized terms defined in the Credit Agreement are used herein as defined therein.

Agreement

In consideration of the Lenders’ permitting the New Lender to become a Lender under the Credit Agreement, the New Lender agrees that (a) effective as of the Effective Date, the New Lender shall become, and shall be deemed to be, a Lender under the Credit Agreement and each of the Other Documents and (b) from the Effective Date and so long as the New Lender remains a party to the Credit Agreement, New Lender shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a Lender and shall be entitled to the benefits, rights and remedies set forth therein and in each of the Other Documents. The New Lender hereby acknowledges that it has heretofore received a true and correct copy of the Credit Agreement (including any amendments or modifications thereof or supplements or waivers thereto) as in effect on the Effective Date and the executed original of its Note dated the Effective Date issued by the Borrower under the Credit Agreement in the face amount of $    .

The Revolving Commitment Amount of the New Lender and the Revolving Commitment Amount of each of the other Lenders are as set forth on Exhibit A attached hereto.

[Signature to Follow on Separate Pages]

IN WITNESS WHEREOF, the New Lender has duly executed and delivered this Joinder as of the Effective Date.

[NEW LENDER]

By:
Name:
Title:

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

ACKNOWLEDGED:
NN, INC.

By:
Name:
Title:

Exhibit 5.5(b)
Projections

See attached

Statement of Cash Flows
YTD
2025
Cash flows from operating activities
Net Income (Loss)	(9,314)
Adjustments to Reconcile Net Income to Operating Cash Flow:
Depreciation and amortization	36,777
Amortization of debt issuance costs	2,127
PIK Interest Expense	1,169
Share of net income from joint venture, net of cash dividends received	(3,912)
Compensation expense from issuances of share-based awards	3,694
Deferred income taxes	951
Other	(603)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,224)
Inventories	(3,262)
Accounts payable	3,478
Income taxes (receivable) payable	11,848
Other	(2,364)
Net Cash Provided by (Used by) Operating Activities	38,365

Cash flows from investing activities
Acquisition of property, plant, and equipment	(15,669)
Net Cash Provided by (Used by) Investing Activities	(15,669)

Cash flows from financing activities
Proceeds from long-term debt	10,264
Repayment of long-term debt	(12,986)
Repayments from sale-leaseback of equipment	(1,234)
Repayments from sale-leaseback of land and buildings	(81)
Other	(4,337)
Net Cash Provided by (Used by) Financing Activities	(8,374)

Effect of exchange rate changes on cash flows	31
Net increase (decrease) in cash and cash equivalents	14,353
Cash and cash equivalents at beginning of period	19,660
Cash and cash equivalents at end of period	34,111

Balance Sheet Summary
2025
Cash and cash equivalents	34,111
Accounts receivable, net	64,830
Inventories	66,574
Income tax receivable	1,000
Prepaids	6,181
Other current assets	6,261
Total Current Assets	178,957
Property, plant, and equipment, net	164,287
Finance lease right-of-use assets	13,684
Operating lease right-of-use assets	39,272
Intangible assets, net	30,789
Investment in joint venture	41,477
Deferred tax assets	1,177
Other non-current assets	6,226
Total Assets	475,868

Accounts payable	44,701
Accrued salaries, wages, and benefits	15,437
Current income tax payable	560
Current maturities of long-term debt (including financing obligations)	2,734
Current portion of operating lease liability	775
Other current liabilities	11,856
Balance Sheet - Out of Balance	(31)
Total Current Liabilities	76,033
Deferred tax liabilities	5,537
Long-term debt, net of current portion	140,169
Finance lease liability, net of current portion	14,711
Operating lease liability, net of current portion	46,153
Other non-current liabilities	10,212
Intercompany payables	(2)
Total Liabilities	292,813

Additional paid-in capital - preferred	112,408
Total preferred stock	112,409

Common stock	499
Additional paid-in capital	440,691
Retained earnings (deficit)	(330,039)
Accumulated other comprehensive income (loss)	(40,506)

Total Stockholders' Equity	70,646
Total Liabilities, Preferred Stock, and Stockholders' Equity	475,868

Exhibit 8.1(g)
Form of Financial Condition Certificate

FINANCIAL CONDITION CERTIFICATE

December 30, 2024

TO: PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders described below (in such capacity, together with its successors and assigns, the “Agent”), in connection with that certain Revolving Credit and Security Agreement, dated of even date herewith (as may be supplemented, restated, superseded, amended or replaced from time to time, the “Credit Agreement”), by and among NN, INC., a Delaware corporation (the “Borrower” and each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the Guarantors (as defined therein) party thereto from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrower, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

In connection with the Credit Agreement and the Other Documents, I hereby certify that, effective as of the Closing Date, I am the duly elected, qualified and acting Chief Financial Officer of each Loan Party and, in such capacity, I hereby conclude to my knowledge that:

A.    The execution and delivery of the Credit Agreement and the Other Documents and the granting of any security interests or Liens pursuant to the Credit Agreement and the Other Documents by the Loan Parties will not render any Loan Party insolvent. I understand that, in this context, “insolvent” with respect to a Loan Party means that the present fair valuation of such Loan Party’s assets taken as a whole is less than the present fair valuation of its probable liabilities.

B.    The execution and delivery of the Credit Agreement and the Other Documents and the granting of the security interests and Liens by each Loan Party pursuant to the Credit Agreement and the Other Documents will not leave any Loan Party with property which would constitute unreasonably small capital for such Loan Party’s business or the business of the Loan Parties taken as a whole. In reaching this conclusion, I understand that “unreasonably small capital” depends upon the nature of the business of the Loan Parties as presently conducted, and I have reached my conclusion based on the actual and reasonably anticipated needs for capital of the business anticipated to be conducted by the Loan Parties and consistent with the Projections and other information described herein.

C.    I conclude that the Loan Parties will not, taken as a whole, likely incur debts beyond their ability to pay as such debts mature. This conclusion is based, in part, upon my review of the Projections, which project that the Loan Parties will have positive cash flow after paying all of their scheduled and anticipated Indebtedness as it matures. I have concluded that the realization from the assets of the Loan Parties in the Ordinary Course of Business, taken as a whole, will be sufficient to pay their recurring current debt, short term debt, and long term debt as such debts require.

D.    No Loan Party has executed the Credit Agreement or any of the Other Documents or made any transfer or incurred any obligations thereunder with actual intent to hinder, delay, or defraud either present or future creditors.

I understand that Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with the extensions of credit under the Credit Agreement.

[Signatures to Follow on Separate Page]

I hereby certify, in my capacity as Chief Financial Officer of each Loan Party, and not individually, that the foregoing information is true and correct and execute this certificate as of the date first written above.

BORROWER:

NN, INC.

By:
Name: Christopher Bohnert
Title: Senior Vice President and Chief Financial Officer

GUARANTORS:

WHIRLAWAY CORPORATION
PNC ACQUISITION COMPANY, INC.
PMC USA ACQUISITION COMPANY, INC. PMC ACQUISITION COMPANY, INC.
NN PRECISION PLASTICS, INC. BRAININ-ADVANCE INDUSTRIES LLC
WAUCONDA TOOL & ENGINEERING LLC GENERAL METAL FINISHING LLC ADVANCED PRECISION PRODUCTS, INC. HOWESTEMCO, LLC
PREMCO, INC.
PROFILES, INCORPORATED HOLMED, LLC
SOUTHERN CALIFORNIA TECHNICAL ARTS, INC.; AUTOCAM CORPORATION;
AUTOCAM-PAX, INC.; POLYMETALLURGICAL LLC;
NN POWER SOLUTIONS HOLDINGS, LLC; NN POWER SOLUTIONS, LLC

By: Name: Christopher Bohnert Title: Senior Vice President and Chief Financial Officer

Exhibit 16.3
Form of Commitment Transfer Supplement

COMMITMENT TRANSFER SUPPLEMENT

This COMMITMENT TRANSFER SUPPLEMENT, dated as of [    ], 202[_] (this “Commitment Transfer Supplement”), by and among      (“Transferor Lender”),      (“Purchasing Lender”), and PNC BANK, NATIONAL ASSOCIATION, as agent for the Lenders under the Credit Agreement (as defined below) (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of that certain Revolving Credit and Security Agreement, dated as of December 30, 2024 (as amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), by and among NN, INC., a Delaware corporation (the “Borrower” and each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the Guarantors (as defined therein) party thereto from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrower, collectively, the “Loan Parties” and each a “Loan Party”), the financial institutions party thereto as lenders from time to time (collectively, the “Lenders” and each a “Lender”) and Agent.

WHEREAS, Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to Purchasing Lender rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.Upon receipt by Agent of four counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date unless otherwise noted therein, shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.At or before 12:00 p.m. (New York City time) on the Transfer Effective Date Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s

“Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement, and the Note(s). Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note(s) together with all instruments, documents and collateral security pertaining thereto.

4.    Transferor Lender has made arrangements with Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates of payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.    (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Note(s) shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Note(s) shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrower.

6.    Concurrently with the execution and delivery hereof, Transferor Lender will provide to Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender.

7.    Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8.    By executing and delivering this Commitment Transfer Supplement, Transferor Lender and Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note(s) or any other instrument or document provided pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of their Obligations under the Credit Agreement or any of the Other Documents; (iii) Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof; (vi) Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (vii) Purchasing Lender represents and warrants to Transferor Lender, Lenders, each Agent and Borrower that it (A) has full power, authority and legal right to enter into this Commitment Transfer Supplement and to perform all of its obligations as set forth in the Credit Agreement and the Other Documents, (B) is duly formed and in good standing under the laws of the State of [    ] and (C) is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrower under the Credit Agreement and Other Documents or (y) is engaged in trade or business within the United States of America.

9.    By executing and delivering this Commitment Transfer Supplement, Purchasing Lender hereby represents and warrants to Transferor Lender that: (a) no Covered Entity (as hereinafter defined) (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the funds used to purchase the Advances pursuant to this Commitment Transfer Supplement are not derived from any unlawful activity; and (c) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, the laws of the United States, including but not limited to any Anti- Money Laundering Laws and Anti-Corruption Laws. Purchasing Lender has provided, and has caused each other Covered Entity to provide, to the extent requested by Transferor Lender, any and all certifications and information that Transferor Lender has requested to confirm compliance by Purchasing Lender and each other Covered Entity with Anti-Money Laundering Laws and Anti-Corruption Laws, including, without limitation: (i) the name, address and taxpayer identification number of Purchasing Lender and of each other Covered Entity; and (ii) such information about Purchasing Lender’s source of funds as Transferor Lender may have requested to insure compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws. No sale of the Advances shall be consummated until Purchasing Lender has provided all required information to the satisfaction of Transferor Lender.

10.    Schedule I hereto sets forth the revised Revolving Commitment Percentages of Transferor Lender and the Revolving Commitment Percentages of Purchasing Lender as well as administrative information with respect to Purchasing Lender.

11.    This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York applied to contracts to be performed wholly within the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

[    ]
as Transferor Lender

By:
Name:
Title:

[    ]
as Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

SCHEDULE I
TO
COMMITMENT TRANSFER SUPPLEMENT

REVISED COMMITMENT AMOUNTS OF
TRANSFEROR LENDER AND PURCHASING LENDER

[TRANSFEROR LENDER]	Revised Revolving Commitment Amount Revised Revolving Commitment Percentage	$ %
[PURCHASING LENDER]	Revolving Commitment Amount Revolving Commitment Percentage	$ %
Addresses for Notices for Purchasing Lender Attention: Telephone: Telecopier:

SCHEDULE II
TO
COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To:      , as Transferor Lender
and
    , as Purchasing Lender:

The undersigned, as Agent under the Revolving Credit and Security Agreement, dated as of December 30, 2024, by and among NN, INC., a Delaware corporation (the “Borrower” and each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the Guarantors (as defined therein) party thereto from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrower, collectively, the “Loan Parties” and each a “Loan Party”), each of the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION as agent for the Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement.] Capitalized terms defined in the Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION
IN REGISTER: